                                                                   EXHIBIT 99.01

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES

      INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULES


                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT ACCOUNTANTS                                              2

SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS



      Supplemental Consolidated Statements of Income for the years ended
       December 31, 1996, 1995 and 1994                                        3


      Supplemental Consolidated Statements of Financial Condition as of
       December 31, 1996 and 1995                                              4


      Supplemental Consolidated Statements of Changes in Stockholder's Equity
       for the years ended December 31, 1996, 1995 and 1994                    6


      Supplemental Consolidated Statements of Cash Flows for the years ended
       December 31, 1996, 1995 and 1994                                        7


      Notes to Supplemental Consolidated Financial Statements                  8



QUARTERLY FINANCIAL DATA (UNAUDITED)                                          42

      Management's Discussion and Analysis of
      Financial Condition and Results of Operations                           43


                        REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholder of
Salomon Smith Barney Holdings Inc. and subsidiaries:

We have audited the accompanying supplemental consolidated statements of financial condition of Salomon Smith Barney Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of income, cash flows and changes in stockholder's equity for the years ended December 31, 1996, 1995 and 1994. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the consolidated statements of financial condition of Salomon Inc and subsidiaries as of December 31, 1996 and 1995, or the related statements of income, cash flows and changes in stockholder's equity for the years ended December 31, 1996, 1995 and 1994, which statements reflect total assets of $194,881 million and $188,428 million as of December 31, 1996 and 1995, respectively, and total revenues, net of interest expense of $4,367 million, $3,199 million and $1,321 million for the years ended December 31, 1996, 1995 and 1994, respectively, and net income
(loss) of $617 million, $457 million, and ($399) million for the years ended December 31, 1996, 1995 and 1994, respectively. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Salomon Inc and subsidiaries for such periods, is based solely on the report of such other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

The supplemental consolidated financial statements give retroactive effect to the merger of Salomon Inc and Smith Barney Holdings Inc. on November 28,1997, which has been accounted for in a manner similar to a pooling of interests as described in Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Salomon Smith Barney Holdings Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, based on our audits and the report of the other auditors, the accompanying supplemental consolidated financial statements present fairly, in all material respects, the consolidated financial position of Salomon Smith Barney Holdings Inc. and subsidiaries as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.


/s/ Coopers & Lybrand L.L.P.



New York, New York
November 28, 1997.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME



----------------------------------------------------------------------------------------------------------------------------
Dollars in millions
Year Ended December 31,                                                              1996               1995           1994
----------------------------------------------------------------------------------------------------------------------------
Revenues:
   Commissions                                                                     $2,612             $2,376         $2,171
   Investment banking                                                               2,001              1,318          1,167
   Principal transactions                                                           3,027              2,140            420
   Asset management and administration fees                                         1,390              1,087            962
   Other                                                                              150                124            105
----------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                                          9,180              7,045          4,825
----------------------------------------------------------------------------------------------------------------------------
   Interest and dividends                                                           9,663             10,442          8,469
   Interest expense                                                                 8,175              8,797          7,112
----------------------------------------------------------------------------------------------------------------------------
Net interest and dividends                                                          1,488              1,645          1,357
----------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                                                  10,668              8,690          6,182
----------------------------------------------------------------------------------------------------------------------------
Noninterest expenses:
   Compensation and benefits                                                        5,558              4,900          4,404
   Communications                                                                     486                489            495
   Occupancy and equipment                                                            435                442            440
   Floor brokerage and other production                                               302                281            321
   Advertising and market development                                                 218                180            198
   Professional services                                                              190                199            197
   Other operating and administrative expenses                                        463                379            334
----------------------------------------------------------------------------------------------------------------------------
Total noninterest expenses                                                          7,652              6,870          6,389
----------------------------------------------------------------------------------------------------------------------------
Gain on sale of subsidiaries and affiliates                                            48                --              34
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations before income taxes                        3,064              1,820           (173)
Provision /(benefit) for income taxes                                               1,199                712           (151)
----------------------------------------------------------------------------------------------------------------------------
Income (loss) from continuing operations                                            1,865              1,108            (22)
----------------------------------------------------------------------------------------------------------------------------
Discontinued Operations:
   Income (loss), net of provision/ (benefit) for income taxes
     of $(48), $(35) and $7                                                           (75)               (56)            11
   Loss on sale of Basis Petroleum, net of tax benefit of $215                       (290)               --             --
----------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                                                 $ 1,500             $1,052         $  (11)
============================================================================================================================

The accompanying notes are an integral part of these supplemental consolidated financial statements.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

------------------------------------------------------------------------------------------------------------------------------------
Dollars in millions
December 31,                                                                                 1996                           1995
------------------------------------------------------------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                                                                $  1,607                       $  1,962
Cash segregated and on deposit for Federal and other regulations
    or deposited with clearing organizations                                                1,446                          1,347

Collateralized short-term financing agreements:
   Securities purchased under agreements to resell                            72,881                         60,509
   Deposits paid for securities borrowed                                      25,104                         24,517
                                                                              ------                         ------
                                                                                           97,985                         85,026

Financial instruments and commodities owned and contractual commitments:
      Government and government agency securities - U.S.                      51,980                         50,004
      Government and government agency securities - non-U.S.                  35,189                         39,842
      Corporate debt securities                                               14,668                         13,030
      Equity securities                                                        7,396                          4,952
      Contractual commitments                                                  7,218                          7,428
      Mortgage loans and collateralized mortgage securities                    4,345                          2,347
      Other financial instruments                                              4,777                          2,976
      Physical commodities                                                       995                          1,223
                                                                              ------                         ------
                                                                                          126,568                        121,802
Receivables:
   Customers                                                                   9,488                          8,603
   Brokers, dealers and clearing organizations                                 2,103                          1,708
   Other                                                                       1,760                          1,579
                                                                              ------                         ------
                                                                                           13,351                         11,890

Assets securing collateralized mortgage obligations                                           394                          2,431

Property, equipment and leasehold improvements, net of
  accumulated depreciation and amortization of $798 and
  $837, respectively                                                                          959                          1,791

Net realizable value of discontinued operations                                               490                              -

Excess of purchase price over fair value of net assets acquired, net
  of accumulated amortization of $146 and $132, respectively                                  405                            419

Other assets                                                                                2,909                          2,719
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                             $246,114                       $229,387
====================================================================================================================================

The accompanying notes are an integral part of these supplemental consolidated financial statements.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

------------------------------------------------------------------------------------------------------------------------------------
Dollars in millions
December 31,                                                                                  1996                          1995
------------------------------------------------------------------------------------------------------------------------------------
Liabilities and Stockholder's Equity:

Commercial paper and other short-term borrowings                                          $ 10,020                      $ 11,249


Collateralized short-term financing agreements:
   Securities sold under agreements to repurchase                             97,269                       108,980
   Deposits received for securities loaned                                     5,525                         3,937
                                                                              ------                       -------
                                                                                           102,794                       112,917
Financial instruments and commodities sold, not yet purchased, and contractual commitments:
   Government and government agency securities - U.S.                         41,864                        24,845
   Government and government agency securities - non-U.S.                     31,699                        21,994
   Contractual commitments                                                     9,984                         9,446
   Equity securities                                                           6,142                         3,823
   Corporate debt securities                                                   2,334                         1,854
   Physical commodities                                                            9                           278
                                                                              ------                        ------
                                                                                            92,032                        62,240
Payables and accrued liabilities:
   Customers                                                                   8,160                         7,490
   Brokers, dealers and clearing organizations                                 1,859                         4,667
   Other                                                                       6,737                         6,380
                                                                              ------                        ------
                                                                                            16,756                        18,537
Collateralized mortgage obligations                                                            384                         2,337
Term debt                                                                                   15,748                        14,930
                                                                                           -------                       -------
Total liabilities                                                                          237,734                       222,210

Redeemable preferred stock, Series A                                                           420                           560
Guaranteed preferred beneficial interests in Company
   subordinated debt securities                                                                345                           --

Stockholder's equity:
    Preferred stock, Series C, D and E                                           450                           312
    Common stock (par value $.01 per share 1,000 shares
      authorized; 1,000 shares issued and outstanding)                           --                            --
    Additional paid-in capital                                                 2,399                         2,255
    Retained earnings                                                          6,433                         5,667
    Cumulative translation adjustments                                            10                            18
    Treasury stock                                                            (1,677)                       (1,635)
                                                                              ------                        ------
Total stockholder's equity                                                                   7,615                         6,617
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                $246,114                      $229,387
====================================================================================================================================


The accompanying notes are an integral part of these supplemental consolidated financial statements.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY


------------------------------------------------------------------------------------------------------------------------------------
                                                                   Additional              Cumulative                   Total
                                            Preferred   Common      Paid -In   Retained   Translation   Treasury     Stockholder's
Dollars in millions                           Stock      Stock       Capital   Earnings   Adjustments     Stock         Equity
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1993                   $ 312      --         $2,254      $5,523       $(9)      $(1,414)         $6,666
Net loss                                                                            (11)        -                           (11)
Dividends*                                                                         (322)                                   (322)
Other capital transactions                                               (3)                               (240)           (243)
Net change in cumulative translation
adjustments                                                                                    18                            18
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1994                     312      --          2,251       5,190         9        (1,654)          6,108
Net income                                                                        1,052                                   1,052
Dividends*                                                                         (575)                                   (575)
Other capital transactions                                                4                                  19              23
Net change in cumulative translation
adjustments                                                                                     9                             9
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1995                     312      --          2,255       5,667        18        (1,635)          6,617
Net income                                                                        1,500                                   1,500
Dividends*                                                                         (734)                                   (734)
Issuance of preferred stock                      250                                                                        250
Retirement of preferred stock                   (112)                                                                      (112)
Other capital transactions                                              144                                 (42)            102
Net change in cumulative translation
adjustments                                                                                    (8)                           (8)
------------------------------------------------------------------------------------------------------------------------------------
Balance at December 31, 1996                   $ 450      --         $2,399      $6,433       $10       $(1,677)         $7,615
====================================================================================================================================

* Net of after-tax impact of related interest rate swaps that effectively convert fixed rate dividend obligations to variable rate obligations.

     The accompanying notes are an integral part of these supplemental consolidated financial statements.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------
  Dollars in millions
  Year Ended December 31,                                                                  1996           1995            1994
---------------------------------------------------------------------------------------------------------------------------------
  Cash flows from operating activities:
  Net income (loss) adjusted for noncash items and non-operating activities -
   Net income (loss)                                                                    $ 1,500        $ 1,052     $       (11)
   Loss on disposal of Basis Petroleum                                                      290            --              --
   Deferred income tax benefit                                                             (207)          (345)           (847)
   Depreciation and amortization                                                            353            309             253
   Gain on Genesis transaction and limited service motels                                   (59)           --              --
   Gain on sale of subsidiaries and affiliates                                              (31)           --              (34)
---------------------------------------------------------------------------------------------------------------------------------
   Cash items included in net income (loss)                                               1,846          1,016            (639)
---------------------------------------------------------------------------------------------------------------------------------
  (Increase) decrease in operating assets -
   Cash segregated and on deposit for Federal and other regulations or
     deposited with clearing organizations                                                  (99)          (174)           (177)
   Collateralized short-term financing agreements                                       (12,959)         1,455         (22,433)
   Financial instruments and commodities owned and contractual commitments               (5,449)       (19,843)         18,854
   Receivables                                                                           (1,533)         5,358           1,215
   Other assets                                                                            (128)           (31)           (149)
---------------------------------------------------------------------------------------------------------------------------------
   Increase in operating assets                                                         (20,168)       (13,235)         (2,690)
---------------------------------------------------------------------------------------------------------------------------------
  Increase (decrease) in operating liabilities -
   Collateralized short-term financing agreements                                       (10,123)        19,392          (6,339)
   Financial instruments and commodities sold, not yet purchased, and contractual
     commitments                                                                         29,816         (4,265)          6,109
   Payables and accrued liabilities                                                      (1,135)        (1,972)            809
---------------------------------------------------------------------------------------------------------------------------------
   Increase in operating liabilities                                                     18,558         13,155             579
---------------------------------------------------------------------------------------------------------------------------------
  Cash provided by (used in) operating activities                                           236            936          (2,750)
---------------------------------------------------------------------------------------------------------------------------------
  Cash flows from financing activities:
   Increase (decrease) in commercial paper and other short-term borrowings               (1,178)           201          (2,056)
   Proceeds from issuance of term debt                                                    5,398          3,622           7,100
   Term debt maturities and repurchases                                                  (4,318)        (5,380)         (3,707)
   Collateralized mortgage obligations                                                     (403)          (704)           (945)
   Dividends paid                                                                          (820)          (436)           (345)
   Issuance of TRUPS                                                                        345            --              --
   Issuance of preferred stock                                                              250            --              --
   Redemption of preferred stock                                                           (112)          (140)            --
   Other capital transactions                                                               (45)            13            (239)
---------------------------------------------------------------------------------------------------------------------------------
  Cash used in financing activities                                                        (883)        (2,824)           (192)
---------------------------------------------------------------------------------------------------------------------------------
  Cash flows from investing activities:
   Genesis transaction and limited service motels                                           123            --              --
   Sale of subsidiaries and affiliates                                                       82            --               55
   Assets securing collateralized mortgage obligations                                      480            721             930
   Property, equipment and leasehold improvements                                          (225)          (454)           (462)
   Other                                                                                   (159)           (84)            (69)
---------------------------------------------------------------------------------------------------------------------------------
  Cash provided by investing activities                                                     301            183             454
---------------------------------------------------------------------------------------------------------------------------------
  Decrease in cash and cash equivalents                                                    (346)        (1,705)         (2,488)
  Cash and cash equivalents at beginning of year                                          1,962          3,667           6,155
  Cash of discontinued operations                                                            (9)           --              --
---------------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents at end of year                                              $ 1,607        $ 1,962     $     3,667
=================================================================================================================================

   Interest paid did not differ materially from the amount of interest expense recorded for financial statement purposes in 1996, 1995 and 1994.

   The accompanying notes are an integral part of these supplemental consolidated financial statements.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.       THE MERGER

On November 28, 1997, a newly formed wholly-owned subsidiary of Travelers Group Inc. was merged into Salomon Inc ("Salomon"). Pursuant to the merger agreement, Salomon common stockholders received 1.695 shares of Travelers Group Inc. common stock for each share of Salomon common stock after giving effect to the three-for-two stock split declared by the Board of Directors of Travelers Group Inc. and paid on November 19, 1997; each share of preferred stock of Salomon was exchanged for a share of a substantially identical series of preferred stock of Travelers Group Inc.; and Salomon became a wholly-owned subsidiary of Travelers Group Inc. Following this merger, Salomon and Smith Barney Holdings Inc. ("Smith Barney") were merged (the "Merger") to form Salomon Smith Barney Holdings Inc. (collectively, with its subsidiaries the "Company"). The transaction is a tax free exchange.

The supplemental consolidated financial statements give retroactive effect to the Merger as a combination of entities under common control in a transaction accounted for in a manner similar to a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Salomon and Smith Barney had always been combined. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling of interests method in financial statements that do not include the date of consummation. The supplemental consolidated financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued. The supplemental consolidated financial statements, including the accompanying notes, should be read in conjunction with the historical consolidated financial statements of Salomon and Smith Barney, included in their Annual Reports on Form 10-K for the fiscal year ended December 31, 1996. Certain reclassifications have been made to conform the accounting policies of Salomon and Smith Barney.

NOTE 2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The supplemental consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, which requires the use of management's best judgment and estimates. Estimates, including the fair value of financial instruments, commodities and contractual commitments, may vary from actual results.

The supplemental consolidated financial statements reflect the combination of the accounts of the Company, including Salomon and Smith Barney. The Company provides investment banking, asset management, brokerage, securities trading, advisory and other financial services to customers, and engages in proprietary trading activities for its own account.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Material intercompany transactions have been eliminated in consolidation. Long-term investments in operating joint ventures and affiliated (20% to 50% owned) companies are carried on the equity method of accounting and are included in "Other assets." The Company's equity in the earnings of joint ventures and affiliates is reported in "Other" revenues.

Assets and liabilities denominated in non-U.S. dollar currencies are translated into U.S. dollar equivalents using year-end spot foreign exchange rates. Revenues and expenses are translated monthly at amounts which approximate weighted average exchange rates, with resulting gains and losses included in income. The effects of translating the statements of financial condition of non-U.S. subsidiaries with functional currencies other than the U.S. dollar are recorded, net of related hedge gains and losses and income taxes, as "Cumulative translation adjustments," a separate component of "Stockholder's equity". Hedges of such exposure include designated issues of non-U.S. dollar term debt and, to a lesser extent, forward currency contracts.

As discussed in Note 4 of the supplemental consolidated financial statements, Basis Petroleum, Inc. ("Basis Petroleum"), a wholly-owned subsidiary, is classified as a discontinued operation in the Company's supplemental consolidated financial statements.

CASH AND CASH EQUIVALENTS The Company defines "Cash and cash equivalents" as highly liquid investments with original maturities of three months or less at the time of purchase, other than those held for sale in the ordinary course of business.

COLLATERALIZED SHORT-TERM FINANCING AGREEMENTS Securities purchased under agreements to resell ("reverse repurchase") and securities sold under repurchase agreements ("repurchase") are collateralized principally by government and government agency securities and generally have terms ranging from overnight to up to a year and are carried at their contractual amounts, including accrued interest as specified in the respective agreements. In the determination of income, certain financing transactions are marked to fair value, which has no material effect on the Company's results of operations.

It is the Company's policy to take possession of the underlying collateral, monitor its market value relative to the amounts due under the agreements, and, when necessary, require prompt transfer of additional collateral or reduction in the loan balance in order to maintain contractual margin protection. In the event of counterparty default, the financing agreement provides the Company with the right to liquidate the collateral held. Reverse repurchase and repurchase agreements are reported net by counterparty, when applicable, pursuant to the provisions of Financial Accounting Standards Board ("FASB") Interpretation 41, Offsetting of Amounts Related to Certain Repurchase and Reverse Repurchase Agreements ("FIN 41"). Excluding the impact of FIN 41, reverse repurchase agreements totaled $88.0 billion at December 31, 1996. At December 31, 1996, the market value of securities collateralizing reverse repurchase agreements was $89.0 billion.

Deposits paid for securities borrowed ("securities borrowed") and deposits received for securities loaned ("securities loaned") are recorded at the amount of cash advanced or received and are collateralized principally by government and government agency securities, corporate debt and equity securities. The Company monitors the market value of securities borrowed and

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

securities loaned daily, and additional collateral is obtained as necessary. At December 31, 1996, the market value of securities collateralizing securities borrowed was $24.6 billion.

FINANCIAL INSTRUMENTS, COMMODITIES AND CONTRACTUAL COMMITMENTS Financial instruments, commodities and contractual commitments (also referred to as "derivative instruments"), including derivatives used for trading purposes, are recorded at either market value or, when market prices are not readily available, fair value, which is determined under an alternative approach, such as matrix or model pricing. Fair value includes related accrued interest or dividends. The determination of market or fair value considers various factors, including: closing exchange or over-the-counter market price quotations; time value and volatility factors underlying options, warrants and contractual commitments; price activity for equivalent or synthetic instruments in markets located in different time zones; counterparty credit quality; and the potential impact on market prices or fair value of liquidating the Company's positions in an orderly manner over a reasonable period of time under current market conditions.

The majority of the Company's financial instruments, commodities and contractual commitments are recorded on a trade date basis. Recording the remaining instruments on a trade date basis would not materially affect these supplemental consolidated financial statements. Commissions, underwriting, and principal transaction revenues and related expenses are recognized in income on a trade date basis. Customer security transactions are recorded on a settlement date basis.

DERIVATIVE INSTRUMENTS

DERIVATIVES USED FOR TRADING PURPOSES
Derivatives used for trading purposes include interest rate, currency and commodity swap agreements, swap options, caps and floors, options, warrants and financial and commodity futures and forward contracts. The market values (unrealized gains and losses) associated with contractual commitments are reported net by counterparty, provided a legally enforceable master netting agreement exists, and are netted across products and against cash collateral when such provisions are stated in the master netting agreement. Contractual commitments in a net receivable position, as well as options owned and warrants held, are reported as assets in "contractual commitments." Similarly, contractual commitments in a net payable position, as well as options written and warrants issued, are reported as liabilities in "contractual commitments." This category also includes the Company's long-term obligations that have principal repayments directly linked to equity securities of unaffiliated issuers for which the Company holds in inventory a note exchangeable for the same equity securities. Cash collateral received in connection with interest rate swaps totaled $250 million and $447 million at December 31, 1996 and 1995, respectively and cash collateral paid totaled $1,637 million and $1,337 million, respectively. Revenues generated from derivative instruments used for trading purposes are reported as "Principal transactions" and include realized gains and losses as well as unrealized gains and losses resulting from changes in the market or fair value of such instruments.

Margin on futures contracts is included in "Receivables - Brokers, dealers and clearing organizations" and "Payables and accrued liabilities - Brokers, dealers and clearing organizations."

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

DERIVATIVES USED FOR NON-TRADING PURPOSES
Non-trading derivative instruments which are designated as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the derivative contract. Accordingly, changes in the market or fair value of the derivative instrument must be highly correlated with changes in the market or fair value of the underlying hedged item. The Company monitors the effectiveness of its hedges by periodically comparing the change in value of the derivative instrument with the change in value of the underlying hedged item. Derivatives used as hedges include interest rate swaps, cross currency swaps and forward currency contracts.

Interest rate and cross currency swaps, are utilized to effectively convert the Company's fixed rate preferred stock and guaranteed preferred beneficial interests in Company subordinated debt securities ("TRUPS"), a portion of its short-term borrowings and the majority of its fixed rate term debt to variable rate instruments. These swaps are recorded "off-balance sheet," with accrued inflows and outflows reflected as adjustments to interest expense and/or dividends. Adjustments to preferred stock dividends are recorded on an after-tax basis. Upon early termination of an underlying hedged instrument, the derivative is accounted for at market or fair value and the impact is recognized currently in income. Changes in market or fair value of such instruments, or realized gains or losses resulting from the termination of such instruments, are also recognized currently in income.

The Company utilizes forward currency contracts to hedge a portion of the currency exchange rate exposure relating to non-U.S. dollar term debt issued by the Company. The impact of translating the forward currency contracts and the related debt to prevailing exchange rates is recognized currently in income. The Company also utilizes forward currency contracts to hedge certain investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking open contracts to prevailing exchange rates and the impact of realized gains or losses on maturing contracts, both net of the related tax effects, are included in "Cumulative translation adjustments" in "Stockholder's equity" as is the impact of translating the investments being hedged. Upon the disposition of an investment in a subsidiary with a functional currency other than the U.S. dollar, accumulated gains or losses previously included in "Cumulative translation adjustments" are recognized currently in income.

Derivative instruments that do not meet the criteria to be designated as a hedge are considered trading derivatives and are recorded at market or fair value.

See Notes 8, 10 and 11 of the supplemental consolidated financial statements for a further discussion of the use of interest rate swaps and forward currency contracts for non-trading purposes.

COLLATERALIZED MORTGAGE OBLIGATIONS AND ASSETS SECURING COLLATERALIZED MORTGAGE OBLIGATIONS Collateralized mortgage obligations issued by the Company are carried at their principal amounts, net of unamortized discounts, plus accrued interest payable. Assets securing collateralized mortgage obligations are carried at their principal amounts, net of unamortized discounts and premiums, plus deferred issuance costs and accrued interest receivable. Discounts, premiums

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

and deferred issuance costs are amortized on an effective yield basis over the expected lives of the obligations and assets, on a retrospective basis, taking into consideration the prepayment experience of the underlying mortgage collateral.

PROPERTY, EQUIPMENT AND LEASEHOLD IMPROVEMENTS Property, equipment and leasehold improvements are carried at cost less accumulated depreciation and amortization. Depreciation and amortization are recorded substantially on a straight-line basis over the lesser of the estimated useful lives of the related assets or noncancelable lease terms, as appropriate. Maintenance and repairs are charged to occupancy expense as incurred.

The cost of purchased software is capitalized and amortized over a three-year period. Costs incurred in connection with the internal development of software, solely for the Company's use, as well as the customization of purchased software, are expensed in the period incurred.

EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET ASSETS ACQUIRED The excess of purchase price over fair value of net assets acquired is being amortized over 40 years. The Company amortizes other intangible assets, which are included in "Other assets", on a straight-line basis over their estimated useful lives ranging from 7 to 20 years.

NEW ACCOUNTING PRONOUNCEMENTS In June 1996, the FASB issued Statement of Financial Accounting Standards ("SFAS") 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, which is effective for transactions occurring after December 31, 1996, and is to be applied prospectively. However, in December 1996, the FASB issued SFAS 127, Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, which delayed the effective date of certain provisions of SFAS 125 until January 1, 1998. SFAS 125 defines when financial assets and liabilities should either be recognized or derecognized, when transfers of assets should be accounted for as sales versus secured borrowings, and when collateral received or pledged should be recorded on, or removed from, the statement of financial condition. This statement is based on a "financial-components approach" which focuses on control of the assets. The provisions of SFAS 125, which went into effect on January 1, 1997, did not have a material impact on the Company's financial statements. The Company is in the process of evaluating the effect of the SFAS 125 provisions that have been deferred to January 1, 1998 pursuant to SFAS 127.

In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income" and SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company is currently assessing these statements, which are effective for fiscal years beginning after December 15, 1997 and establish standards for the reporting and display of comprehensive income and disclosure related to segments.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3.       PRINCIPAL TRANSACTION REVENUES

The following table presents principal transaction revenues by business activity from continuing operations for the years ended December 31, 1996, 1995 and 1994.

         ----------------------------------------------------------------------
         Dollars in millions
         For the Year Ended December 31,              1996      1995      1994
         ----------------------------------------------------------------------

         Fixed income                               $2,049    $  900     $ 132
         Equities                                      576       995       357
         Physical commodities                          393       238       191
         Other                                           9         7      (260)
         ----------------------------------------------------------------------
         Total principal transaction revenues       $3,027    $2,140     $ 420
         ----------------------------------------------------------------------

FIXED INCOME Fixed income revenues include realized and unrealized gains and losses arising from the trading, as principal and agent, of government and government agency securities, investment and non-investment grade corporate debt, municipal securities, and preferred stock, mortgage securities (primarily U.S. government agencies, including interest only and principal only strips), and emerging market fixed income securities and derivatives. Revenues also include realized and unrealized gains and losses generated from a variety of fixed income securities utilized in arbitrage strategies for the Company's own account, and realized and unrealized gains and losses arising from the spot and forward trading of currencies and exchange-traded and over-the-counter ("OTC") currency options. Realized and unrealized gains and losses resulting from changes in the market or fair value of options on fixed income securities, interest rate swaps, currency swaps, swap options, caps and floors, financial futures, OTC options and forward contracts on fixed income securities are reflected as fixed income revenue.

EQUITIES Revenues from equities consist of realized and unrealized gains and losses arising from proprietary and customer trading of U.S. and non-U.S. equity securities, including common and convertible preferred stock, convertible corporate debt, equity-linked notes and exchange-traded and OTC equity options and warrants. Revenues also include realized and unrealized gains and losses on equity securities and related derivatives utilized in arbitrage strategies for the Company's own account.

PHYSICAL COMMODITIES The Company, primarily through its wholly-owned subsidiary Phibro Inc. ("Phibro"), trades crude oil, refined oil products, natural gas, electricity, metals, petrochemicals, ethanol, coffee, grains, cocoa and sugar. In 1996, Phibro discontinued trading coal, coke and fertilizers. Commodity revenues consist of realized and unrealized gains and losses from trading these commodities and related derivative instruments.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

OTHER The Company's 1994 results reflect a pretax charge of $303 million ($189 million after-tax) to correct general ledger balances, of which $194 million ($126 million after-tax) is related to the Company's London-based companies and $109 million ($63 million after-tax) arose from the completion of a detailed review of Salomon's general ledger balances related to interest rate swaps.


NOTE 4.       DISCONTINUED OPERATIONS

In March 1997, Salomon's Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum to Valero Energy Corporation ("Valero") and a plan of disposition for Basis Petroleum. This transaction resulted in a pretax loss of approximately $505 million ($290 million after-tax). The sale was completed on May 1, 1997. Proceeds from the sale included cash of $365 million, Valero common stock with a market value of $120 million and participation payments based on a fixed notional throughput and the difference, if any, between an average market crackspread, as defined, and a base crackspread, as defined, over each of the next ten years. The total of the participation payments is capped at $200 million, with a maximum of $35 million per year. In addition, as a result of Valero's merger agreement with PG&E Corporation, Valero's common stock was exchanged for stock of PG&E Corporation and a new stock of the "spin-off" company ("New Valero"), representing Valero's refining assets. In the third quarter of 1997, the Company liquidated its interest in the PG&E and New Valero common stock. In July 1997, the Company paid Valero $3 million in connection with the final determination of working capital. The estimated loss includes severance costs and anticipated operating losses to be incurred prior to the completion of the sale, and reflects other estimates of value at time of closing. The Company's investment in Genesis Energy, L.P., a publicly traded crude oil gathering, marketing and transportation partnership, was not transferred to Valero.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

The following tables present Basis Petroleum's results of operations and the loss on the disposal of Basis Petroleum which are included in "Discontinued operations" on the supplemental consolidated statements of income as well as details of Basis Petroleum's net assets at December 31, 1996 which are included in "Net realizable value of discontinued operations" on the supplemental consolidated statements of financial condition.

        -------------------------------------------------------------------------------------------
        Dollars in millions
        Year ended December 31,                                           1996       1995      1994
        -------------------------------------------------------------------------------------------
           Discontinued operations:
           Revenues, net of interest                                    $  (85)     $ (48)      $65
           Expenses                                                         38         43        47
        -------------------------------------------------------------------------------------------
           Income (loss) before income taxes                              (123)       (91)       18
           Provision/ (benefit) for income taxes                           (48)       (35)        7
        -------------------------------------------------------------------------------------------
           Income (loss) from operations                                   (75)       (56)       11
           Loss on sale, net of tax benefit of $215                       (290)         -         -
        -------------------------------------------------------------------------------------------
           Income (loss) from discontinued operations, net of taxes     $ (365)     $ (56)      $11
        ===========================================================================================

            --------------------------------------------------------------------------
            Dollars in millions                                      December 31, 1996
            --------------------------------------------------------------------------
            ASSETS
             Commodities-related products and instruments               $   379
             Receivables                                                    438
             Property, plant and equipment, net of accumulated
               depreciation of $202                                         823
             Other assets                                                    34
            --------------------------------------------------------------------------
             Total assets                                               $ 1,674
            ==========================================================================
            LIABILITIES
             Customer payables                                              512
             Other payables                                                 150
             Commodities-related contractual commitments                     17
            --------------------------------------------------------------------------
             Total liabilities                                              679
            --------------------------------------------------------------------------
             Net assets                                                     995
             Pretax loss on sale                                           (505)
            --------------------------------------------------------------------------
             Net realizable value of discontinued operations            $   490
            ==========================================================================

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5.       GEOGRAPHIC DATA

The accompanying table summarizes the Company's operations by geographic area. Amounts are determined principally by the respective legal jurisdictions of the Company's subsidiaries. Because of the global nature of the financial and commodities markets in which the Company competes and the integration of the Company's worldwide business activities, the Company believes that amounts determined in this manner are not particularly useful in understanding its business.

                                             Revenues
                                              before      Income (Loss) from
                                             Interest    Continuing Operations
       Dollars in millions                    Expense     Before Income Taxes *    Total Assets**
       ------------------------------------------------------------------------------------------
       Year Ended December 31, 1996
         North America                         $15,298            $2,943                $152,423
         Europe                                  3,365                77                  76,875
         Asia and other                            180                44                  16,816
       ------------------------------------------------------------------------------------------
       Consolidated                            $18,843            $3,064                $246,114
       ==========================================================================================
       Year Ended December 31, 1995
         North America                         $12,844            $1,256                $141,956
         Europe                                  4,370               607                  75,292
         Asia and other                            273               (43)                 12,139
       ------------------------------------------------------------------------------------------
       Consolidated                            $17,487            $1,820                $229,387
       ==========================================================================================
       Year Ended December 31, 1994
         North America                         $11,016            $  562                $144,943
         Europe                                  1,717              (845)                 65,082
         Asia and other                            561               110                   7,996
       ------------------------------------------------------------------------------------------
       Consolidated                            $13,294            $ (173)               $218,021
       ==========================================================================================

      * For the year ended December 31, 1994, North America and Europe include pretax charges of $109 million and $194 million, respectively, to correct Salomon's general ledger balances.

     ** The net realizable value of Basis Petroleum is included in North America in 1996. The total assets of Basis Petroleum of $1,747 million and $1,602 million are included in North America in 1995 and 1994, respectively.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6.  COMMERCIAL PAPER AND OTHER SHORT-TERM BORROWINGS

Information regarding the Company's short-term borrowings used to finance operations, including the securities settlement process is presented below. Average balances were computed based on month-end outstanding balances.

     ----------------------------------------------------------------------
     Dollars in millions
     Year Ended December 31,                              1996        1995
     ----------------------------------------------------------------------
     Bank borrowings:
       Balance at year-end                               $4,388     $4,081
       Weighted average interest rate                       5.8%       4.9%
       Annual averages  --
          Amount outstanding                             $2,950     $2,855
          Weighted average interest rate                    4.7%       5.7%
       Maximum amount outstanding at any month-end       $4,388     $4,081
     ----------------------------------------------------------------------
     Commercial paper:
       Balance at year-end                               $4,133     $3,198
       Weighted average interest rate                       5.7%       5.9%
       Annual averages  --
          Amount outstanding                             $3,636     $2,736
          Weighted average interest rate                    5.4%       5.9%
       Maximum amount outstanding at any month-end       $4,238     $3,198
     ----------------------------------------------------------------------
     Other short-term borrowings:
       Balance at year-end                               $1,499     $3,970
     ======================================================================

Outstanding bank borrowings include both U.S. dollar and non-U.S. dollar denominated loans. The non-U.S. dollar loans are denominated in multiple currencies including Japanese yen, German mark and U.K. sterling. All of the Company's commercial paper outstanding at December 31, 1996 and 1995 was U.S. dollar denominated. Also included in short-term borrowings are deposit liabilities and other short-term obligations.

Smith Barney has a $500 million 364-day revolving credit agreement that extends through May 1997. Smith Barney may borrow under its revolving credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. In 1992, Salomon Brothers Inc ("SBI"), an indirect wholly-owned subsidiary, entered into a committed secured standby bank credit facility for financing securities positions. The facility, which has a capacity of $2.1 billion, contains certain restrictive covenants that require, among other things, that SBI maintain minimum levels of excess net capital and net worth, as defined. SBI's excess net capital exceeded the minimum required under the facility by $587 million and SBI's net worth exceeded the minimum amount required by $496 million at December 31, 1996. In 1996, Salomon Brothers International Limited ("SBIL"), an indirect wholly-owned subsidiary, entered into a $1.0 billion committed securities repurchase facility. The facility is subject to restrictive covenants including a requirement that SBIL maintain minimum levels of tangible net worth and excess financial resources, as defined. At December 31, 1996, SBIL was in compliance with all covenants related to this facility. In 1996, Phibro Inc. entered into an unsecured committed

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

revolving line of credit. This facility, which has a capacity of $500 million, requires Phibro Inc. to maintain minimum levels of capital and net working capital, as defined. Phibro Inc. exceeded these minimums at December 31, 1996. At December 31, 1996, there were no outstanding borrowings under any of these facilities. In addition, the Company also has substantial borrowing arrangements consisting of facilities that the Company has been advised are available, but where no contractual lending obligation exists.


NOTE 7.       COLLATERALIZED MORTGAGE OBLIGATIONS

Certain special purpose wholly-owned subsidiaries have been organized to issue collateralized mortgage obligations ("CMOs"). The CMOs are collateralized by mortgages, mortgage-backed securities and short-term investments (collectively, the "Collateral"). Principal and interest payments received on the Collateral are utilized to meet periodic principal and interest payments on the CMOs. Although the CMOs have contractual maturities, their actual maturities may be shorter as a result of prepayments of the Collateral.

The CMOs, which were all U.S. dollar denominated at December 31, 1996, consisted of the following:

        Dollars in millions
        -------------------------------------------------------------------
        December 31,                                    1996        1995
        -------------------------------------------------------------------
        Contractual Maturity
           2006 to 2010                                $  12      $     60
           2011 to 2031                                  402         2,308
        Accrued interest payable                           8            23
        Unamortized discounts                            (38)          (54)
        -------------------------------------------------------------------
        Collateralized mortgage obligations            $ 384      $  2,337
        ===================================================================

The decrease in CMOs at December 31, 1996 is due to the sale of The Mortgage Corporation in the third quarter of 1996.

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.       TERM DEBT

Term debt, net of unamortized discount and including unamortized premium, if applicable, consists of issues with original maturities in excess of one year. Certain issues are redeemable, in whole or in part, at par or at premiums prior to maturity.

-------------------------------------------------------------------------------------------------------------------------
                                     Fixed Rate
                                    Obligations   Fixed Rate    Total Fixed     Variable
                                     Swapped to   Obligations       Rate          Rate          Total           Total
Dollars in millions                   Variable    Not Swapped   Obligations   Obligations   Dec. 31, 1996   Dec. 31, 1995
-------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated:
   Salomon Smith Barney Holdings
     Inc. (Parent Company)             $6,670       $2,690       $  9,360        $2,333        $11,693           $11,134
   Subsidiaries                           --           --             --             19             19                22
-------------------------------------------------------------------------------------------------------------------------
   U.S. dollar denominated              6,670        2,690          9,360         2,352         11,712            11,156
-------------------------------------------------------------------------------------------------------------------------
Non-U.S. dollar denominated:
   Salomon Smith Barney Holdings
     Inc. (Parent Company)                680          144            824         1,331          2,155             2,366
   Subsidiaries                         1,421           95          1,516           365          1,881             1,408
-------------------------------------------------------------------------------------------------------------------------
   Non-U.S. dollar denominated          2,101          239          2,340         1,696          4,036             3,774
-------------------------------------------------------------------------------------------------------------------------
Term debt                              $8,771       $2,929       $ 11,700        $4,048        $15,748           $14,930
=========================================================================================================================

The maturity structure of the Company's term debt, based on contractual maturities or the earliest date on which the debt is repayable at the option of the holder, was as follows at December 31, 1996:

        ----------------------------------------------------------------------------
                                   Salomon Smith Barney
                                       Holdings Inc.
          Dollars in millions        (Parent Company)       Subsidiaries     Total
        ----------------------------------------------------------------------------
           1997                           $ 2,735              $  378       $  3,113
           1998                             2,800                 137          2,937
           1999                             2,469                  25          2,494
           2000                             1,478                 322          1,800
           2001                             1,078                 248          1,326
           Thereafter                       3,288                 790          4,078
        ----------------------------------------------------------------------------
           Total                          $13,848              $1,900       $ 15,748
        ============================================================================

The Company issues U.S. dollar and non-U.S. dollar denominated fixed and variable rate term debt. Fixed rate debt matures at various dates through 2023. The contractual interest rates on fixed rate debt ranged from 1.25% (Japanese yen denominated) to 10.13% (U.S. dollar denominated) at December 31, 1996 and 1.25% (Japanese yen denominated) to 12.87% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total fixed rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 6.74% at December 31, 1996 and 6.75% at December 31, 1995. The Company utilizes interest rate swap agreements to convert most of its fixed rate term debt to variable rate obligations. The maturity structure of the swaps generally corresponds with the maturity structure of the debt being hedged. The Company's non-U.S. dollar fixed rate term debt was issued across a broad range of currencies (including Japanese yen,

                SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

German mark, U.K sterling, Italian lira, Swiss franc, and Portuguese escudos) and, consequently, the term debt bears a wide range of interest rates.

At December 31, 1996, the Company had outstanding approximately $4.0 billion of non-U.S. dollar denominated term debt, of which $1.8 billion was Japanese yen denominated, $1.4 billion was German mark denominated and $.6 billion was U.K. sterling denominated (converted at the December 31, 1996 spot rates). Of the $4.0 billion, approximately $1.0 billion of Salomon Smith Barney Holdings Inc. (Parent Company) non-U.S. dollar denominated debt has been designated as a hedge of investments in subsidiaries with functional currencies other than the U.S. dollar. Another $.7 billion of Salomon Smith Barney Holdings Inc. (Parent Company) debt has been effectively converted to U.S. dollar denominated obligations using cross-currency swaps. The remaining $2.3 billion is used for general corporate purposes.

The following table summarizes the Company's fixed rate term debt that is swapped to variable rate obligations using interest rate swaps at December 31, 1996 and 1995. The variable rates presented are indicative of the Company's actual costs related to such obligations.

                                                 1996                                               1995
                             ----------------------------------------------     --------------------------------------------
                                           Contractual
                                            Weighted                                        Contractual
                                             Average                                          Weighted        Weighted
                                           Fixed Rate                                       Average Fixed      Average
                                           on Swapped    Weighted Average                     Rate on       Variable Rate
                              Principal    Fixed Rate    Variable Rate on      Principal    Swapped Fixed  on Swapped Term
(Dollars in millions)          Balance      Term Debt    Swapped Term Debt      Balance     Rate Term Debt       Debt
----------------------------------------------------------------------------------------------------------------------------
U.S. dollar denominated        $6,670          7.0%             6.7%              $6,610           6.9%            6.9%
German mark denominated         1,252          7.4              4.7                1,014           7.9             4.2
Japanese yen denominated          420          4.3              0.8                  519           4.4             0.9
Japanese yen swapped to
   U.S. dollar denominated        317          3.6              6.9                  265           4.1             6.8
Swiss franc swapped to
   U.S. dollar denominated         65          5.1              6.1                   75           5.1             6.1
Italian lira swapped to
   U.S. dollar denominated         40          9.9              6.8                  --            --              --
U.K. sterling denominated           4          7.6              7.5                   16          11.4             7.0
Portuguese escudos swapped
   to U.S. dollar denominated       3          9.5              7.1                  --            --              --
Italian lira denominated          --           --               --                     5          12.9            11.0
European Currency Units
   swapped to U.S. dollar
   denominated                    --           --               --                    17           8.5             5.8
----------------------------------------------------------------------------------------------------------------------------
Total swapped
   fixed rate term debt        $8,771          6.8%             6.1%              $8,521           6.8%            6.2%
============================================================================================================================

Variable rate term debt matures at various dates through 2004. The interest rates are determined periodically by reference to money market rates, or in certain instances, are calculated based on stock or bond market indices as specified in the agreements governing the respective issues. The interest rates on variable rate term debt ranged from .41% (Japanese yen denominated) to 9.36% (U.S. dollar denominated) at December 31, 1996 and .71% (Japanese yen denominated) to 10.97% (Italian lira denominated) at December 31, 1995. The weighted average contractual rate on total variable rate term debt (both U.S. dollar denominated and non-U.S. dollar denominated) was 4.89% at December 31, 1996 and 4.87% at December 31, 1995.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Term debt includes subordinated debt, which totaled $32 million at December 31, 1996 and $34 million at December 31, 1995. At December 31, 1996 and 1995, subordinated debt included approximately $6 million of convertible restricted notes, convertible at the rate of $8.19 per share into 685,516 shares and 710,942 shares of the Travelers Group Inc. common stock at December 31, 1996 and 1995, respectively, giving effect to the 1.695 exchange ratio. At December 31, 1996, the Company had outstanding $214 million of term debt for which the principal repayment is linked to certain equity securities of unaffiliated issuers.

Smith Barney has a $1.0 billion revolving credit agreement with a bank syndicate that extends through May 1999. Smith Barney may borrow under this credit facility at various interest rate options (LIBOR, CD or base rate) and compensates the banks for the facility through commitment fees. At December 31, 1996, there were no outstanding borrowings under this facility.

Smith Barney is limited by covenants in its revolving credit facilities as to the amount of dividends that may be paid to Travelers Group Inc. The amount of dividends varies based upon, among other things, levels of net income of Smith Barney.

NOTE 9.       LEASE COMMITMENTS

The Company has noncancelable leases covering office space and equipment expiring on various dates through 2012. Presented below is a schedule of minimum future rentals on noncancelable operating leases, net of subleases, as of December 31, 1996. Various leases contain provisions for lease renewals and escalation of rent based on increases in certain costs incurred by the lessors.

                        ---------------------------------------------------
                        Dollars in millions
                        ---------------------------------------------------
                          1997                              $   217
                          1998                                  205
                          1999                                  173
                          2000                                  104
                          2001                                   93
                          Thereafter                            549
                        ---------------------------------------------------
                        Minimum future rentals              $ 1,341
                        ---------------------------------------------------

Rent expense under operating leases from continuing operations totaled $251 million, $270 million and $273 million for the years ended December 31, 1996, 1995 and 1994, respectively.


NOTE 10. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN COMPANY SUBORDINATED DEBT SECURITIES ("TRUPS")

On July 3, 1996, the Company issued $345 million or 13,800,000 TRUPS units. Each TRUPS unit includes a 9-1/4% mandatorily redeemable preferred security of the SI Financing Trust I (the "Trust") and a purchase contract which requires the holder to purchase, in 2021 (or earlier if the Company elects to accelerate the contract), one depositary share representing

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


a one-twentieth interest in a share of Travelers Group Inc.'s 9-1/2% Cumulative Preferred Stock, Series L ("Series L Preferred"). The Company is obligated under the terms of each purchase contract to pay contract fees of 0.25% per annum, which is included as dividends in the supplemental consolidated statement of changes in stockholder's equity. The Trust is a wholly-owned subsidiary of the Company and the Company's obligations under the guarantee, the subordinated debt securities and other contracts, in the aggregate, constitute a full and unconditional guarantee by the Company of the Trust's obligations under the preferred securities.

The Trust was established by the Company for the sole purpose of issuing the 9-1/4% preferred securities and common securities and investing the proceeds in $356 million aggregate principal amount of 9-1/4% subordinated debt securities issued by Salomon Smith Barney Holdings, Inc. due June 30, 2026. The sole asset of the Trust is the subordinated debt securities. All payments associated with the 9-1/4% preferred securities are fully and unconditionally guaranteed by Salomon Smith Barney Holdings, Inc.

The 9-1/2% per annum on the TRUPS units was accrued from date of issuance and is payable quarterly, commencing September 30, 1996. The Company has entered into an interest rate swap agreement to effectively convert the fixed rate obligations on the TRUPS units to variable rate obligations.

The TRUPS units are redeemable at the option of the Company at any time on or after June 30, 2001. However, if the purchase contracts are accelerated or exercised by the Company and the holders elect not to settle the purchase contracts by delivering the Trust preferred security, the right of the Company to cause the Series L Preferred to be redeemed is postponed for five years. The Series L Preferred is redeemable at the option of Travelers Group Inc. at any time on or after June 30, 2001 or the date of issue, if later.


NOTE 11.      PREFERRED STOCK

Salomon is authorized to issue a total of 5,000,000 shares of preferred stock. The Company has entered into interest rate swap agreements that effectively convert expected future fixed rate dividends into variable rate obligations. For financial reporting purposes, dividends on preferred stock are adjusted by the after-tax income or loss generated by these swaps. These swaps reduced preferred dividends by $21 million, $19 million and $28 million in 1996, 1995 and 1994, respectively.

The following descriptions refer to Salomon's preferred stock issues. In the merger, each share of Salomon preferred stock was exchanged for a share of Travelers Group Inc. preferred stock with substantially identical terms, except that holders of Series D and Series E preferred stock will, after the merger, have three votes for each share of such stock.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Redeemable Preferred Stock, Series A
At December 31, 1996, 420,000 shares of Series A cumulative preferred stock ("Series A Preferred"), were outstanding and held by affiliates of Berkshire Hathaway Inc. ("Berkshire"). Each share has a redemption value of $1,000, is preferentially entitled to receive quarterly cash dividends, if declared, at the annual rate of $90 and, after giving effect to the merger, can be converted into shares of Travelers Group Inc. common stock at approximately $22.42 per share (18.7 million shares at December 31, 1996). The number of shares of common stock into which each Series A Preferred share is convertible is subject to adjustment in the event of stock splits, stock dividends and certain other events. The redeemable preferred stock is entitled to one vote per common share into which it is convertible, voting together as one class with the Travelers Group Inc.'s common stock.

On October 31, 1995, the first of five tranches of 140,000 shares of Series A Preferred held by Berkshire was redeemed by Salomon for $140 million. On October 29, 1996 and October 17, 1997, Berkshire converted the second and third tranches of 140,000 shares each ($140 million) of Series A Preferred into 3.7 million shares of Salomon common stock (6.2 million shares of Travelers Group Inc. common stock). If not previously converted, one half of the remaining 280,000 shares are to be redeemed annually on October 31 at $1,000 per share plus any accrued but unpaid dividends. No cash dividends may be paid on Salomon's common stock, nor may Salomon repurchase any of its common stock, if dividends or required redemptions of Series A Preferred are in arrears.

Preferred Stock, Series C
In June 1991, Salomon issued $112.5 million (225,000 shares) of Series C 9.50% cumulative preferred stock ("Series C Preferred") represented by 4,500,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. On August 15, 1996 Salomon redeemed all of the Series C Preferred.

Preferred Stock, Series D
In February 1993, Salomon issued $200 million (400,000 shares) of Series D 8.08% cumulative preferred stock ("Series D Preferred") represented by 8,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series D Preferred is redeemable at Salomon's option at any time on or after March 31, 1998, at a price of $500 for each preferred share ($25 for each depositary share).

Preferred Stock, Series E
In February 1996, Salomon issued $250 million (500,000 shares) of Series E 8.40% cumulative preferred stock ("Series E Preferred") represented by 10,000,000 depositary shares, each representing a one-twentieth interest in a share of such preferred stock. Series E Preferred is redeemable at Salomon's option at any time on or after March 31, 2001, at a price of $500 for each preferred share ($25 for each depositary share).

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12.      CAPITAL REQUIREMENTS

Certain U.S. and non-U.S. subsidiaries are subject to various securities and commodities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. Capital requirements related to the Company's principal regulated subsidiaries are as follows:

                                                                                                                  Excess over
Dollars in millions                                                                                Net Capital      minimum
Subsidiary                                                      Jurisdiction                      or equivalent   requirement
------------------------------------------------------------------------------------------------------------------------------
Salomon Brothers Inc                     U.S. Securities and Exchange Commission Uniform Net        $1,029          $   987
                                                     Capital Rule, (Rule 15c3-1)

Smith Barney Inc.                        U.S. Securities and Exchange Commission Uniform Net        $1,216          $ 1,060
                                                     Capital Rule, (Rule 15c3-1)

Salomon Brothers International Limited    United Kingdom's Securities and Futures Authority         $3,077          $   390

Salomon Brothers Asia Limited                        Japan's Ministry of Finance                    $  793          $   262

Salomon Brothers AG                            Germany's Banking Supervisory Authority              $  448          $    53

The Robinson-Humphrey Company, Inc.      U.S. Securities and Exchange Commission Uniform Net        $   79          $    78
                                                     Capital Rule, (Rule 15c3-1)

Smith Barney Europe, Ltd                  United Kingdom's Securities and Futures Authority         $  150          $   104

------------------------------------------------------------------------------------------------------------------------------

Advances, dividend payments and other equity withdrawals from regulated subsidiaries are restricted by the regulations of the U.S. Securities and Exchange Commission , the New York Stock Exchange and other regulatory agencies and by certain covenants contained in the Company's revolving credit facilities, see Notes 6 and 8 to the supplemental consolidated financial statements. These restrictions may limit the amounts that these subsidiaries pay as dividends or advances to the Company.

In addition, in order to maintain its triple-A rating, Salomon Swapco Inc ("Swapco"), an indirect wholly-owned subsidiary of the Company, must maintain minimum levels of capital in accordance with agreements with its rating agencies. At December 31, 1996, Swapco was in compliance with all such agreements. Swapco's capital requirements are dynamic, varying with the size and concentration of its counterparty receivables.

NOTE 13. EMPLOYEE BENEFIT PLANS

The Company's current employee benefit plans are unchanged from the respective plans that were in effect for Salomon and Smith Barney prior to the Merger. Accordingly, the following information summarizes both the Salomon and Smith Barney predecessor plans.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


The Company is currently in the process of reviewing the benefit plans of both predecessor institutions.

SALOMON PREDECESSOR PLANS

RETIREMENT PLANS
Substantially all full-time U.S. employees of Salomon participate in defined contribution plans. These plans resulted in expenses from continuing operations of $34 million, $26 million and $24 million in 1996, 1995 and 1994, respectively.

Non-U.S. employees generally participate in defined benefit plans that are insured or otherwise funded. These plans resulted in expenses from continuing operations of $25 million, $25 million and $16 million in 1996, 1995 and 1994, respectively.

HEALTH CARE AND LIFE INSURANCE
Salomon provides certain health care and life insurance benefits for its active employees, qualifying retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. Salomon self-insures such benefit programs. At December 31, 1996, there were approximately 7,100 active and 600 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits from continuing operations were $33 million, $39 million and $39 million in 1996, 1995 and 1994, respectively.

Salomon provides for the cost of postretirement benefits other than pensions over the service periods of eligible employees. The present value of the liability related to these benefits and postemployment benefits, included in "Payables and accrued liabilities-Other," was $84 million and $92 million at December 31, 1996 and 1995, respectively.

EMPLOYEE INCENTIVE PLANS

In the following presentation, all per share amounts and option prices have been adjusted by the 1.695 exchange ratio to reflect the conversion of the plans to Travelers Group Inc. common stock.

Salomon Stock Incentive Plan ("SIP") In 1994, Salomon stockholders approved the SIP which provides for the issuance of up to 5.9 million shares of Travelers Group Inc. common stock in the form of options, restricted stock and stock bonuses, as well as an additional grant of up to 2.5 million shares of Travelers Group Inc. common stock in the form of stand-alone stock appreciation rights, phantom stock and cash bonuses to key employees, including officers, whether or not they are directors of Salomon. In December 1996, 2.7 million Travelers Group Inc. options were awarded under the SIP with an exercise price set at the market value on the date of grant ($26.48). The awards expire five years after the grant date and vest 100% three years after the grant date. At the grant date, the fair value per option issued was $7.76, as estimated using the Black-Scholes option pricing model assuming a risk free interest rate of 5.88%, a constant annual dividend rate of $0.38 per

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


share, expected volatility of 25%. Fair value also assumes an expected term of 5 years and has not been reduced to reflect either the non-exercisable status of the options prior to the vesting date or the non-transferability of the options. SFAS 123, Accounting for Stock-Based Compensation ("SFAS 123"), allows the fair value of stock based compensation to be included in expense over the period earned; alternatively, if the fair value of stock based compensation awards is not included in expense, SFAS 123 requires disclosure of net income, on a pro forma basis, as if expense treatment had been applied. As permitted by SFAS 123, Salomon continues to account for such compensation under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") pursuant to which, no compensation cost has been recognized in connection with the issuance of stock options. Had Salomon applied SFAS 123 in accounting for stock options, net income would have been reduced by less than $1 million in 1996.

The Non-Qualified Stock Option Plan of 1984, as amended (the "1984 Plan") The 1984 Plan, which terminated on June 30, 1994, provided for the granting of options to purchase common stock to certain key employees. Stock appreciation rights accompanied some of the options granted. Exercise of such rights extinguishes the related options. Options issued under the 1984 Plan expire ten years from the date of grant.

Changes in options outstanding under the SIP and 1984 Plan are summarized as follows:

                                                                                                Grant Date Fair Value of
                                              Number of Shares       Option Price per Share          Options Issued
      ---------------------------------------------------------------------------------------------------------------------
        Shares under option at:
         December 31, 1996                        3,562,670             $10.70 - $26.48
         December 31, 1995                        1,209,332             $10.70 - $23.82
         December 31, 1994                        2,438,071             $10.70 - $27.14
        Options issued:
         1996 (under the SIP)                     2,712,000             $26.48                            $7.76
        Options exercised:
         1996                                       347,814             $10.70 - $23.82
         1995                                     1,042,798             $10.70 - $23.82
         1994                                       480,194             $10.70 - $27.14
        Options canceled or expired:
         1996                                        10,848             $10.70 - $23.82
         1995                                       185,941             $10.70 - $27.14
         1994                                        18,984             $10.70 - $27.14
      ---------------------------------------------------------------------------------------------------------------------


The Equity Partnership Plan (the "EPP") The EPP began in 1990 and was formally approved by stockholders in 1991. For 1996 and future awards, the EPP was amended. Under the original EPP, qualifying employees ("participants") received a portion of their compensation in the form of Salomon common stock, the payment of which is deferred for five years. The stock is purchased by the EPP's trustee in the open market as well as from participants upon distribution in order to satisfy their income tax withholding liabilities. The portion of each participant's compensation paid in stock is fixed in relation to total compensation, and for 1995 and prior years reached a maximum of 50% of total compensation. Participants received

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


the shares for 1995 and prior years with an incentive of 17.65%, whereby Salomon makes an additional contribution to participants' accounts of 17.65% of their compensation deferred into the EPP.

The amendments for 1996 and future awards included: an increase in the award incentive from 17.65% to 25%, a reduction in the deferral period from five years to three years, and the introduction of additional forfeiture provisions on both the award and the incentive. The award is forfeited if the participant's employment is terminated for cause (no change from prior EPP). The award is subject to forfeiture provisions if the participant leaves Salomon to join a competitor within three years after the award date. If a participant leaves Salomon other than by virtue of death, disability, retirement or as the result of a downsizing during the three years following the award, the entire 25% award incentive will be forfeited. The EPP, as amended, also includes revisions to the participation schedule which reduce the portion of participants' compensation subject to the EPP (participation reaches a maximum of $1.5 million) and increase the minimum level of annual compensation required for participation to $360,000.

Total purchases of shares by the EPP totaled $153 million (6.1 million shares) in 1996, $76 million (3.6 million shares) in 1995 and $266 million (9.8 million shares) in 1994. Stock awarded under the EPP totaled $147 million (6.1 million shares), $98 million (4.6 million shares) and $264 million (9.5 million shares) in 1996, 1995 and 1994, respectively. These amounts are included as a component of compensation expense. The net asset related to the EPP, which represents the cost of the unawarded shares held by the EPP less Salomon's liability related to the EPP, payable in common stock, is included in "Other assets".

In early 1996, 5.6 million shares held by the EPP trustee were distributed to certain employees. To facilitate satisfaction of employees' tax obligations, approximately 2.2 million of those shares were repurchased by Salomon as treasury stock, for $49 million. The remaining 3.4 million shares are subject to the same restrictions on transferability that existed prior to the distribution. In December 1996, restrictions on transferability were lifted on 4.1 million shares (net of withholding tax requirements) awarded by the EPP in 1991. Employees of certain subsidiaries of Salomon do not participate in the EPP or are unable to participate in the EPP but instead receive stock appreciation rights subject to the same terms as shares awarded under the EPP.

SMITH BARNEY PREDECESSOR PLANS

RETIREMENT PLANS Smith Barney participates in a noncontributory defined benefit pension plan with Travelers Group Inc. that covers substantially all of its U.S. employees. Separate plans are maintained to cover non-U.S. employees. These plans resulted in expenses of $21 million, $45 million and $41 million in 1996, 1995 and 1994, respectively.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Smith Barney, through Travelers Group Inc., has a defined contribution employee savings plan covering substantially all U.S. employees. The costs relating to such plan were $15 million, $20 million and $22 million in 1996, 1995 and 1994, respectively.

HEALTH CARE AND LIFE INSURANCE
Smith Barney provides certain health care and life insurance benefits for its active employees, qualifying retired U.S. employees and certain non-U.S. employees who reach the retirement criteria specified by the various plans. At December 31, 1996, there were approximately 26,500 active and 500 retired employees eligible for such benefits.

Expenses recorded for health care and life insurance benefits from continuing operations were $77 million, $86 million and $89 million in 1996, 1995 and 1994, respectively.

Smith Barney provides for the cost of postemployment and postretirement benefits other than pensions over the service periods of eligible employees, primarily related to disability and severance related costs. During 1996, 1995 and 1994, expenses for these benefits totaled $13 million, $10 million and $11 million, respectively.

EMPLOYEE INCENTIVE PLANS
Smith Barney participates in a stock option plan sponsored by Travelers Group Inc. that provides for the granting of stock options in Travelers Group Inc. common stock to officers and key employees. Smith Barney applies APB 25 and related interpretations in accounting for stock options. Since stock options are issued at fair market value on the date of award, no compensation cost has been recognized for these awards. As permitted by SFAS 123, Smith Barney continues to account for such compensation under APB 25 pursuant to which, no compensation cost has been recognized in connection with the issuance of stock options. Had Smith Barney applied SFAS 123 in accounting for stock options, net income would have been reduced by $14 million and $5 million in 1996 and 1995, respectively.

Smith Barney has various incentive plans under which stock of Travelers Group Inc. is purchased for subsequent distribution to employees, subject to vesting requirements. These plans resulted in expenses of $171 million, $143 million and $104 million for the years ended December 31, 1996, 1995 and 1994, respectively.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 14.      INCOME TAXES

The components of income taxes from continuing operations reflected on the supplemental consolidated statements of income are:

Dollars in millions
Year Ended December 31,                1996       1995    1994
--------------------------------------------------------------------
Current tax provision/(benefit):
   U.S. federal                        $1,097    $  533   $ 221
   State and local                        322       183      88
   Non-U.S.                               (13)      341     387
--------------------------------------------------------------------
    Total current tax provision         1,406     1,057     696
--------------------------------------------------------------------
Deferred tax provision/(benefit):
   U.S. federal                          (205)     (148)   (170)
   State and local                        (68)      (65)    (49)
   Non-U.S.                                66      (132)   (628)
--------------------------------------------------------------------
    Total deferred tax benefit           (207)     (345)   (847)
--------------------------------------------------------------------
Provision/(benefit) for income taxes   $1,199    $  712   $(151)
--------------------------------------------------------------------


Under SFAS 109, Accounting for Income Taxes ("SFAS 109"), temporary differences between recorded amounts and the tax bases of assets and liabilities are accounted for at current income tax rates. Under certain circumstances, estimates are used in the determination of temporary differences.

At December 31, 1996 and December 31, 1995, respectively, the Company's supplemental consolidated statements of financial condition included net deferred tax assets from continuing operations of $217 million and $34 million, comprised of the following:

---------------------------------------------------------------------------------------------
Dollars in millions
December 31,                                                                   1996     1995
---------------------------------------------------------------------------------------------
Deferred Tax Assets:
Employee benefits and deferred compensation                                  $  847   $  728
Other deferred tax assets                                                       279      359
---------------------------------------------------------------------------------------------
    Total Deferred Tax Assets                                                 1,126    1,087
---------------------------------------------------------------------------------------------
Deferred Tax Liabilities:
Intangible assets                                                              (293)    (339)
Mark-to-market adjustments                                                     (287)    (445)
Cumulative translation adjustments                                             (114)    (117)
U.S. taxes provided on the undistributed earnings of non-U.S. subsidiaries      (84)    (113)
Other deferred tax liabilities                                                 (131)     (39)
---------------------------------------------------------------------------------------------
    Total Deferred Tax Liabilities                                             (909)  (1,053)
---------------------------------------------------------------------------------------------
Net deferred tax asset                                                       $  217  $    34
---------------------------------------------------------------------------------------------

The Company had no deferred tax valuation allowance at December 31, 1996 or December 31, 1995.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Smith Barney Holdings Inc. paid taxes of $596 million, $350 million and $278 million in 1996, 1995 and 1994, respectively, the majority of which were paid to Travelers Group Inc. under an income tax allocation agreement. As a separate taxpayer, Salomon paid income taxes, net of refunds, totaling $981 million in 1996, $360 million in 1995 and $409 million in 1994. These amounts include estimated tax payments during the current tax year as well as cash settlements relating to prior tax years.

The Company provides income taxes on the undistributed earnings of foreign subsidiaries except to the extent that such earnings are indefinitely invested outside the United States. At December 31, 1996, accumulated undistributed earnings of non-U.S. subsidiaries amounted to $1.5 billion, of which $1.3 billion was indefinitely invested. At the existing U.S. federal income tax rate, additional taxes of $376 million would have to be provided if such earnings were remitted. With respect to the remaining $177 million of such earnings, U.S. federal taxes, current and deferred, have already been provided. Therefore, those earnings could be remitted to the U. S. without incurring additional income tax expense.

The following table reconciles the U.S. federal statutory income tax rate to the Company's effective tax rate from continuing operations:

    -----------------------------------------------------------------------------------------------
       Dollars in millions
       Year Ended December 31,                                             1996     1995     1994
    -----------------------------------------------------------------------------------------------
       Statutory U.S. federal income tax rate for corporations               35%      35%      35%
        Impact of:
         State, local and foreign taxes, net of U.S. federal tax effect       6        5      (22)
         Tax advantaged income                                               (1)      (2)      25
         Adjustment of tax accruals                                          --       --       56
         Other, net                                                          (1)       1       (7)
    -----------------------------------------------------------------------------------------------
       Effective Tax Rate                                                    39%      39%      87%
    -----------------------------------------------------------------------------------------------

NOTE 15.      PLEDGED ASSETS, COMMITMENTS AND CONTINGENCIES

At December 31, 1996, the approximate market values of securities sold under agreements to repurchase, excluding the impact of FIN 41, or pledged by the Company were:

        -----------------------------------------------------------------------------------------
        Dollars in millions
        -----------------------------------------------------------------------------------------
        For securities sold under agreements to repurchase                              $114,021
        As collateral for securities borrowed of approximately equivalent value           39,734
        As collateral on bank loans                                                        3,195
        To clearing organizations or segregated under securities laws and regulations      1,998
        For securities loaned                                                              1,593
        As collateral for letters of credit                                                  127
        Other                                                                                 65
        -----------------------------------------------------------------------------------------
        Repurchase agreements and securities pledged                                    $160,733
        -----------------------------------------------------------------------------------------

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


At December 31, 1996, the Company had $2.4 billion of outstanding letters of credit from banks to satisfy various collateral and margin requirements.

OTHER CONTINGENCIES
The Company has provided a residual value guarantee of $586 million in connection with the lease of the buildings occupied by the Company's executive offices and New York operations.

On July 31, 1993, Smith Barney, along with certain of its affiliates and Travelers Group Inc., acquired the domestic retail brokerage and asset management businesses (the "Shearson Acquisition") of Lehman Brothers Holdings Inc. (then known as Shearson Lehman Brothers Holdings Inc.) and its subsidiaries. In conjunction with the Shearson Acquisition, Smith Barney Inc. has agreed to pay American Express Company additional amounts contingent upon Smith Barney Inc.'s future performance, consisting of up to $50 million per year for three years based upon the Smith Barney Inc.'s revenues and 10% of its after-tax profits in excess of $250 million per year over a five-year period. Amounts paid under this agreement amounted to $110 million and $76 million in 1996 and 1995, respectively. The contingent consideration is accounted for prospectively, as additional purchase price, and results in amortization over periods of up to 20 years.


NOTE 16.  LEGAL PROCEEDINGS

The Company has been named as a defendant in legal actions relating to its operations, some of which seek damages of material or indeterminate amounts. In addition, from time to time the Company is a party to examinations and inquiries by various regulatory and self-regulatory bodies. In connection with its discontinued commodities processing operations, the Company and certain of its subsidiaries are subject to claims asserted by the U.S. Environmental Protection Agency, certain state agencies and private parties in connection with environmental matters. Management of the Company, after consultation with outside legal counsel, believes that the ultimate resolution of legal proceedings and environmental matters (net of applicable reserves) will not have a material adverse effect on the Company's financial condition; however, such resolution could have a material adverse impact on operating results in future periods depending in part on the results for such periods.


NOTE 17. FINANCIAL INSTRUMENTS, COMMODITIES AND CONTRACTUAL COMMITMENTS AND RELATED RISKS

The Company and its subsidiaries enter into a variety of contractual commitments, such as swaps, cap and floor agreements, swap options, futures contracts, forward currency contracts, forward purchase and sale agreements, option contracts and warrants. These transactions generally require future settlement, and are either executed on an exchange or traded as OTC instruments. Contractual commitments have widely varying terms, and durations that range from a few days to a number of years depending on the instrument.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


Interest rate swaps are OTC instruments where two counterparties agree to exchange periodic interest payment streams calculated on a predetermined notional principal amount. The most common interest rate swaps generally involve one party paying a fixed interest rate and the other party paying a variable rate. Other types of swaps include basis swaps, cross-currency swaps, equity swaps and commodity swaps. Basis swaps consist of both parties paying variable interest streams based on different reference rates. Cross-currency swaps involve the exchange of coupon payments in one currency for coupon payments in another currency. An equity swap is an agreement to exchange cash flows on a notional amount based on changes in the values of a referenced index, such as the Standard & Poor's 500 Index. Commodity swaps involve the exchange of a fixed price of a commodity for a floating price, which is usually the prevailing spot price, throughout the swap term. The most common commodity swaps are petroleum-based; other types are based on metals or soft commodities.

Caps are contractual commitments which require the writer to pay the purchaser an excess amount, if the reference rate exceeds a contractual rate at specified times during the contract. Likewise, a floor is a contractual commitment that requires the writer to pay an excess amount, if any, of a contractual rate over a reference rate at specified times over the life of the contract. Swap options are OTC contracts that entitle the holder to either enter into an interest rate swap at a future date or to cancel an existing swap at a future date.

Futures contracts are exchange-traded contractual commitments to either receive (purchase) or deliver (sell) a standard amount or value of a commodity or financial instrument at a specified future date and price (or, with respect to futures contracts on indices, the net cash amount). Maintaining a futures contract will typically require the Company to deposit with the futures exchange (or other financial intermediary), as security for its obligations, an amount of cash or other specified asset ("initial margin") that typically ranges from 1% to 10% of the face amount of the contract (but may be higher in some circumstances). Additional cash or assets ("variation margin") may be required to be deposited daily as the mark-to-market value of the futures contract fluctuates. Futures contracts may be settled by physical delivery of the underlying asset or cash settlement (for index futures) on the settlement date, or by entering into an offsetting futures contract with the futures exchange prior to the settlement date. Forward contracts are OTC contractual commitments to purchase or sell a specified amount of foreign currency, financial instruments, or commodities at a future date at a predetermined price. The notional amount for forward settling securities transactions represents the amount of cash that will be paid or received by the counterparties when the transaction settles. Upon settlement, the security is reflected on the statement of financial condition as either long or short inventory.

Option contracts are contractual agreements which give the purchaser the right, but not the obligation, to purchase or sell a currency, financial instrument or commodity at a predetermined price. In return for this right, the purchaser pays a premium to the seller (or writer) of the option. Option contracts also exist for various indices and are similar to options on a security or other instruments except that, rather than settling by physical delivery of the underlying instrument, they are settled in cash. Options on futures contracts give the purchaser the right, in return for the premium paid, to assume a position in a futures contract. Warrants have characteristics similar to those of options whereby the buyer has the right, but not the obligation, to purchase a certain instrument at a specific future date and price. The seller (or writer) of the option/warrant is

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


subject to the risk of an unfavorable change in the underlying financial instrument, commodity, or currency. The purchaser is subject to market risk to the extent of the premium paid and credit risk. The Company is obligated to post margin for options on futures. Option contracts may be either exchange-traded or OTC. Exchange-traded options issued by certain regulated intermediaries, such as the Options Clearing Corporation, are the obligations of the issuing intermediary. In contrast to such options, which generally have standardized terms and performance mechanics, all of the terms of an OTC option, including the method of settlement, term, exercise price, premium, guarantees and security, are determined by negotiation of the parties, and there is no intermediary between the parties to assume the risks of performance. The Company issues warrants that entitle holders to cash settlements on exercise based upon movements in market prices of specific financial instruments and commodities, foreign exchange rates and equity indices.

The Company sells various financial instruments which have not been purchased ("short sales"). In order to sell them short, the Company borrows these securities, or receives the securities as collateral in conjunction with short-term financing agreements and, at a later date, must deliver (i.e. replace) like or substantially the same financial instruments or commodities to the parties from which they were originally borrowed. The Company is exposed to market risk for short sales. If the market value of an instrument sold short increases, the Company's obligation, reflected as a liability, would increase and revenues from principal transactions would be reduced.

The way in which the Company accounts for and presents contractual commitments in its financial statements depends on both the type and purpose of the contractual commitment held or issued. As discussed in Note 2 to the supplemental consolidated financial statements, the Company records all derivatives used for trading purposes, including those used to hedge trading positions, at market or fair value. Consequently, changes in the amounts recorded in the Company's supplemental consolidated statements of financial condition resulting from movements in market or fair value are included in "Principal transactions" in the period in which they occur. The accounting and reporting treatment of derivatives used for non-trading purposes varies, depending on the nature of exposure being hedged (see Note 2 to the supplemental consolidated financial statements).

Contractual commitments and short sales risk may expose the Company to both market risk and credit risk in excess of the amount recorded on the supplemental consolidated statements of financial condition. These off-balance sheet risks are discussed in more detail below.

Market Risk   Market risk is the potential loss the Company may incur as a result of changes in the market or fair value of a particular financial instrument, commodity or contractual commitment. All financial instruments, commodities and contractual commitments, including short sales, are subject to market risk. The Company's exposure to market risk is determined by a number of factors, including the size, duration, composition and diversification of positions held, the absolute and relative levels of interest rates and foreign currency exchange rates, as well as market volatility and illiquidity. For instruments such as options and warrants, the time period during which the options or warrants may be exercised and the relationship between the current market price of the underlying instrument and the option's or warrant's contractual strike or

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


exercise price also affect the level of market risk. The most significant factor influencing the overall level of market risk to which the Company is exposed is its use of hedging techniques to mitigate such risk. The Company manages market risk by setting risk limits and monitoring the effectiveness of its hedging policies and strategies.

SFAS 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, and SFAS 119, Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments, require the disclosure of the notional amounts of derivative financial instruments, distinguishing between those used for trading purposes and those used for purposes other than trading. The determination of notional amounts does not consider any of the market risk factors discussed above. Notional amounts are indicative only of the volume of activity and are not a measure of market risk. Market risk is influenced by the nature of the items that comprise a particular category of financial instrument. Market risk is also influenced by the relationship among the various off-balance-sheet categories as well as the relationship between off-balance-sheet items and items recorded in the Company's supplemental consolidated statements of financial condition. For all of these reasons, the interpretation of notional amounts as a measure of market risk could be materially misleading.

A summary of contractual commitments as of December 31, 1996 and 1995 is as follows:

                                                                        DECEMBER 31, 1996                  DECEMBER 31, 1995
                                                                ---------------------------------  --------------------------------
                                                                             Current Market or                  Current Market or
                                                                                Fair Value                         Fair Value
                                                                 Notional    --------------------   Notional   --------------------
Dollars in billions                                              Amounts     Assets   Liabilities   Amounts    Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------------
Exchange-issued products:
   Futures contracts (a)                                        $  530.9    $  --      $  --        $  575.4     $  --      $  --
   Other exchange-issued products:
     Equity contracts                                               13.1        .1         .2           16.9         .5         .3
     Fixed income contracts                                         61.2       --         --            46.7         .2        --
     Physical commodities contracts                                  5.0       --         --             4.5        --         --
------------------------------------------------------------------------------------------------------------------------------------
Total exchange-issued products                                     610.2        .1         .2          643.5         .7         .3
------------------------------------------------------------------------------------------------------------------------------------
Over-the-counter ("OTC") swaps, swap options, caps and floors:
   Swaps                                                           858.3                               558.3
   Swap options written                                             10.8                                 5.6
   Swap options purchased                                           24.1                                20.5
   Caps and floors                                                 117.1                               102.0
------------------------------------------------------------------------------------------------------------------------------------
Total OTC swaps, swap options, caps and floors (b)               1,010.3       4.2        6.6          686.4        4.3        6.6
------------------------------------------------------------------------------------------------------------------------------------
OTC foreign exchange contracts and options:
   Forward currency contracts (b)                                   96.3        .7         .6           71.1         .5         .5
   Options written                                                  37.1       --          .3           24.5        --          .6
   Options purchased                                                38.7        .5        --            23.4         .3        --
------------------------------------------------------------------------------------------------------------------------------------
Total OTC foreign exchange contracts and options                   172.1       1.2         .9          119.0         .8        1.1
------------------------------------------------------------------------------------------------------------------------------------
Other contractual commitments:
   Options and warrants on equities and equity indices              45.8       1.1        1.8           24.2        1.1         .6
   Options and forward contracts on fixed-income securities        202.8        .3         .2          211.6         .1         .5
   Physical commodities contracts                                   22.6        .3         .3           22.5         .4         .3
------------------------------------------------------------------------------------------------------------------------------------
Total contractual commitments                                   $2,063.8    $  7.2     $ 10.0       $1,707.2     $  7.4     $  9.4
------------------------------------------------------------------------------------------------------------------------------------

 (a) Margin on futures contracts is included in receivables/payables to brokers, dealers and clearing organizations on the supplemental consolidated statements of financial condition.
 (b) Includes notional values of swap agreements and forward currency contracts for non-trading activities (primarily related to the Company's fixed-rate long-term debt, TRUPS and preferred stock) of $16.0 billion and $2.0 billion at December 31, 1996 and $13.3 billion and $1.9 billion at December 31, 1995, respectively.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


The annual average balances of the Company's contractual commitments, based on month-end balances are as follows:

                                                                              1996                          1995
                                                                    --------------------------    --------------------------
                                                                      Average      Average          Average      Average
       Dollars in billions                                             Assets    Liabilities         Assets    Liabilities
       ---------------------------------------------------------------------------------------------------------------------
       Swaps, swap options, caps and floors                              $3.6         $5.5             $4.1         $6.6
       Index and equity contracts and options                             1.3          1.1              1.2           .8
       Foreign exchange contracts and options                             1.0          1.0               .9          1.0
       Physical commodities contracts                                      .4           .3               .5           .5
       Other                                                               .5           .7               .6           .7
       ---------------------------------------------------------------------------------------------------------------------
       Total contractual commitments                                     $6.8         $8.6             $7.3         $9.6
       ---------------------------------------------------------------------------------------------------------------------


Credit Risk The Company regularly transacts business with, and owns securities issued by, a broad range of corporations, governments, international organizations, central banks and other financial institutions. Phibro regularly transacts business with independent and government-owned oil producers, a wide variety of end users, trading companies and financial institutions. Credit risk is measured by the loss the Company would record if its counterparties failed to perform pursuant to terms of their contractual obligations and the value of collateral held, if any, was not adequate to cover such losses. The Company has established controls to monitor the creditworthiness of counterparties, as well as the quality of pledged collateral, and uses master netting agreements whenever possible to mitigate the Company's exposure to counterparty credit risk. Master netting agreements enable the Company to net certain assets and liabilities by counterparty. The Company also nets across product lines and against cash collateral, provided such provisions are established in the master netting and cash collateral agreements. The Company may require counterparties to submit additional collateral when deemed necessary.

The Company enters into collateralized financing agreements in which it extends short-term credit, primarily to major financial institutions. The Company controls access to the collateral pledged by the counterparties, which consists largely of securities issued by the G-7 governments or their agencies that may be liquidated in the event of counterparty default.

In addition, the Company seeks to protect itself from the risks associated with customer activities by requiring customers to maintain margin collateral in compliance with regulatory requirements and its own internal guidelines, which are generally more stringent than regulatory margin requirements. Margin levels are monitored daily and additional collateral must be deposited as required. If customers cannot meet collateral requirements, the Company will liquidate sufficient underlying financial instruments to bring the account in compliance with the required margin level.

CONCENTRATIONS OF CREDIT RISK Concentrations of credit risk from financial instruments, including contractual commitments, exist when groups of issuers or counterparties have similar business characteristics or are engaged in like activities that would cause their ability to meet their contractual commitments to be adversely affected, in a similar manner, by changes in the economy or other market conditions. The Company monitors credit risk on both an individual and group counterparty basis. The Company's largest single concentration of credit risk is with securities issued by the U.S. government and its agencies which totaled $52.0 billion at December 31, 1996 and $50.0 billion in December 31, 1995.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


With the addition of U.S. government and U.S. government agency securities pledged as collateral by counterparties in connection with collateralized financing activity, the Company's total holdings of U.S. government securities were $110.7 billion or 45% of the Company's total assets at December 31, 1996 and $102.8 billion or 45% of total assets at December 31, 1995. Similarly, concentrations with non-U.S. governments totaled $75.1 billion at December 31, 1996 and $67.5 billion at December 31, 1995. These consist predominantly of securities issued by the governments of major industrial nations. Remaining concentrations arise principally from contractual commitments with counterparties in financial or commodities transactions involving future settlement and fixed income securities owned. Excluding governments, no concentration with a single counterparty exceeded 1% of total assets at December 31, 1996 or 1995. North America and Europe represent the largest geographic concentrations. Among industries, other major derivatives dealers represent the largest group of counterparties. The Company has a three-year credit support agreement with Genesis Energy, L.P., pursuant to which it provides Genesis with working capital support of up to $550 million through June 30, 1997, $500 million for the remainder of 1997, $400 million in 1998 and $300 million until December 31, 1999.


NOTE 18.      FAIR VALUE INFORMATION

SFAS 107, Disclosures about Fair Value of Financial Instruments, requires the disclosure of the fair value of all financial instruments. The following information is presented to help users gain an understanding of the relationship between the amounts reported in the Company's financial statements and the related market or fair values. Specific accounting policies are discussed in the
Note 2 of the Supplemental Consolidated Financial Statements.

At December 31, 1996, $242 billion or 98% of the Company's total assets and $226 billion or 95% of the Company's total liabilities were carried at either market or fair values or at amounts which approximate such values. At December 31, 1995, $223 billion or 97% of the Company's total assets and $211 billion or 95% of the Company's total liabilities were carried at market value or fair value or at amounts that approximate such values. Financial instruments recorded at market or fair value include cash and cash equivalents, financial instruments, commodities and contractual commitments used for trading purposes.

Financial instruments recorded at contractual amounts that approximate market or fair value include collateralized short-term financing agreements, receivables, commercial paper and other short-term borrowings, payables and accrued liabilities, and variable rate term debt. The market value of such items are not materially sensitive to shifts in market interest rates because of the limited term to maturity of many of these instruments and/or their variable interest rates.

The following table reflects financial instruments which are recorded at contractual or historical amounts that do not necessarily approximate market or fair value.

              SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

Such instruments include U.S. dollar denominated CMOs and the assets securing U.S. dollar denominated CMOs, the Company's fixed rate term debt, as well as the fair value of derivative instruments which are used for non-trading, or end user, purposes.

                                                                             1996                               1995
                                                                --------------------------------  ---------------------------------
                                                                    Assets        Liabilities         Assets        Liabilities
                                                                ---------------- ---------------  ---------------  ----------------
Dollars in billions                                             Carrying  Fair   Carrying  Fair   Carrying  Fair    Carrying  Fair
December 31,                                                     Value    Value   Value    Value    Value   Value    Value    Value
-----------------------------------------------------------------------------------------------------------------------------------
Financial instruments recorded at contractual amounts or
historical amounts that do not necessarily approximate market or fair value:
   Assets securing U.S. dollar denominated CMOs (fixed rate)    $  .4     $ .5                      $  .6   $ .8
   U.S. dollar denominated CMOs (fixed rate)                                       $   .4  $  .4                    $   .6   $   .7
   Fixed rate term debt                                                              11.7   12.0                      10.6     11.0
Derivatives used for non-trading purposes                       $ --      $ .5     $   --  $  .2    $ --    $ .7    $  --    $   .2
-----------------------------------------------------------------------------------------------------------------------------------

The fair value of fixed rate term debt has been estimated by using a discounted cash flow analysis. The Company's U.S. dollar denominated fixed rate CMOs and assets securing U.S. dollar denominated fixed rate CMOs are carried at their contractual amounts. At December 31, 1996 and 1995, prevailing interest rates and prepayments resulted in the fair value of the liabilities associated with such CMOs exceeding their carrying amount. The fair value of assets securing the dollar denominated CMOs also exceeded their carrying value at December 31, 1996 and 1995. CMOs and the assets which secure them should not be viewed independently. Taken together, the fair value of the Company's dollar denominated CMOs and the assets securing them is the present value of the difference between future cash inflows from the CMO collateral and cash outflows to service the CMOs. This difference was nominal at December 31, 1996 and 1995.


NOTE 19.      RELATED PARTY TRANSACTIONS

The Company has entered into various related party transactions with Travelers Group Inc. Other than the transactions disclosed in the supplemental consolidated financial statements and elsewhere in the notes, the amounts are immaterial for the years ended and at December 31, 1996, 1995 and 1994.


NOTE 20.      OTHER EVENTS

In 1996, the Company sold its indirect wholly-owned subsidiary, The Mortgage Corporation Limited ("TMC"), resulting in a after-tax gain of $31 million ($48 million pre-tax). TMC originated and serviced residential mortgages in the United Kingdom. In 1994, the Company sold a 20% equity investment in HG Asia Holdings Ltd., which was acquired in 1992, for $55 million, recording an after-tax gain of $21 million ($34 million pre-tax).

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21.      PARENT COMPANY ONLY SUPPLEMENTAL CONDENSED FINANCIAL STATEMENTS

The following are supplemental condensed financial statements of Salomon Smith Barney Holdings Inc. (Parent Company Only):

         PARENT COMPANY ONLY SUPPLEMENTAL CONDENSED STATEMENTS OF INCOME

       Dollars in millions
       Year Ended December 31,                                               1996         1995        1994
       ------------------------------------------------------------------------------------------------------
       Revenues, net of interest expense                                   $  126       $  299        $161
       Loss on sale of Basis Petroleum                                       (505)         --          --
       Gain on sale of equity investment                                       --          --           34
       Noninterest expenses                                                   117          243         209
       ------------------------------------------------------------------------------------------------------
       Income (loss) before income taxes                                     (496)          56         (14)
       Provision/ (benefit) for income taxes                                 (225)          20          (8)
       Equity in earnings (loss) of subsidiaries                            1,771        1,016          (5)
       ------------------------------------------------------------------------------------------------------
       Net income (loss)                                                   $1,500       $1,052        $(11)
       ------------------------------------------------------------------------------------------------------

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


PARENT COMPANY ONLY SUPPLEMENTAL CONDENSED STATEMENTS OF FINANCIAL CONDITION

Dollars in millions
--------------------------------------------------------------------------------------------------------------------
December 31,                                                                  1996                            1995
--------------------------------------------------------------------------------------------------------------------
Assets:
Cash and cash equivalents                                                   $      3                       $      14
Financial instruments                                                            111                              81
Physical commodities and related contractual commitments                           -                             746
Receivables                                                                      172                             514
Receivables from subsidiaries: (1)
    Salomon Brothers Holding Company Inc                      14,332                          11,479
    Smith Barney Inc.                                          2,236                           1,790
    Other subsidiaries                                         1,703                           1,537
                                                              ------                          ------
                                                                              18,271                          14,806
Investments in subsidiaries:
    Salomon Brothers Holding Company Inc                       4,018                           4,731
    Smith Barney Inc.                                          2,484                           2,322
    Other subsidiaries                                           358                             591
                                                              ------                          ------
                                                                               6,860                           7,644
Property, equipment and leasehold improvements, net                              252                             285
Other assets                                                                     635                             221
--------------------------------------------------------------------------------------------------------------------
Total assets                                                                $ 26,304                       $  24,311
====================================================================================================================

Liabilities and stockholder's equity:
Commercial paper and other short-term borrowings                            $  2,120                          $1,891
Financial instruments and commodities sold, not yet
  purchased, and contractual commitments                                         543                             296
Subordinated debt payable to SI Financing Trust I                                356                               -
Other liabilities                                                              1,402                           1,447
Term debt                                                                     13,848                          13,500
                                                                            --------                       ---------
Total liabilities                                                             18,269                          17,134
Redeemable preferred stock, Series A                                             420                             560
Stockholder's equity                                                           7,615                           6,617
--------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                  $ 26,304                       $  24,311
====================================================================================================================

(1) Includes $4.0 billion and $5.0 billion of subordinated note receivables at December 31, 1996 and December 31, 1995, respectively.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


      PARENT COMPANY ONLY SUPPLEMENTAL CONDENSED STATEMENTS OF CASH FLOWS

Dollars in millions
Year ended December 31,                                                    1996            1995            1994
-------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Issuance of term debt                                                $ 4,659         $ 3,504         $ 6,715
   Term debt maturities and repurchases                                  (4,180)         (5,306)         (3,316)
   Increase (decrease) in commercial paper and other short-term
     borrowings                                                             229            (570)           (169)
   Redemption of preferred stock                                           (112)           (140)           --
   Issuance of preferred stock                                              250            --              --
   Other capital transactions                                               (45)             13            (239)
   Dividends paid                                                          (820)           (436)           (345)
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities                             (19)         (2,935)          2,646
-------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   (Increase) decrease in receivables from subsidiaries                  (3,290)          2,260          (3,024)
   Dividends received from subsidiaries                                   2,359             564             636
   Capital infusions and other capital transactions with subsidiaries      (174)           (135)            (35)
   Purchases of property, equipment and leasehold improvements               (3)             (4)            (11)
   Proceeds from sale of equity investment                                 --              --                55
-------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                          (1,108)          2,685          (2,379)
Cash provided by (used in) operating activities                           1,116             257            (266)
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) in cash and cash equivalents                            (11)              7               1
Cash and cash equivalents at beginning of year                               14               7               6
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                $     3         $    14         $     7
===================================================================================================================


BASIS OF PRESENTATION

The accompanying supplemental condensed financial statements, which include the accounts of Salomon Smith Barney Holdings Inc. ("SSBH"), a wholly-owned subsidiary of Travelers Group Inc., should be read in conjunction with the supplemental consolidated financial statements of SSBH and its subsidiaries. On January 1, 1996, the commodities dealer businesses conducted by the Phibro Division of SSBH (Parent Company Only) was transferred to the Company's wholly-owned subsidiary, Phibro Inc. Therefore, 1996 results for Phibro, including activities previously conducted by the Phibro Division, are included in equity in net income (loss) of subsidiaries and affiliates in the Parent Company Only supplemental condensed statement of income.

Investments in subsidiaries are accounted for under the equity method. For information regarding the Company's term debt see Note 8 of the supplemental consolidated financial statements.

               SALOMON SMITH BARNEY HOLDINGS INC. AND SUBSIDIARIES
             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


RELATED PARTY TRANSACTIONS

SSBH engages in various transactions with its subsidiaries that are characteristic of a consolidated group under common control. As a public debt issuer, SSBH has access to long-term sources of funds which are loaned from SSBH to certain of its subsidiaries. Such intercompany advances are payable on demand and bear interest at varying rates.

                        SALOMON SMITH BARNEY HOLDINGS INC
                      QUARTERLY FINANCIAL DATA (UNAUDITED)


Quarterly results for the year ended December 31, 1996 were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                         Quarter Ended
Dollars in millions                                    March 31     June 30        September 30   December 31
------------------------------------------------------------------------------- ------------------------------

Noninterest revenues                                     $2,457      $2,443           $1,986        $2,294
Net interest and dividends                                  400         402              340           346
--------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                         2,857       2,845            2,326         2,640
--------------------------------------------------------------------------------------------------------------
Expenses, excluding interest                              1,976       1,973            1,802         1,901
Gain on sale of subsidiaries and affiliates                   -           -               48             -
--------------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes       881         872              572           739
Provision for income taxes                                  348         345              225           281
--------------------------------------------------------------------------------------------------------------
Income from continuing operations                        $  533      $  527           $  347        $  458
==============================================================================================================
Net income                                               $  499      $  520           $  319        $  162
==============================================================================================================


Quarterly results for the year ended December 31, 1995 were as follows:

---------------------------------------------------------------------------------------------------------
                                                                         Quarter Ended
Dollars in millions                                    March 31     June 30    September 30   December 31
---------------------------------------------------------------------------------------------------------
Noninterest revenues                                     $1,627     $ 1,229      $2,272        $1,917
Net interest and dividends                                  381         497         354           413
---------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                         2,008       1,726       2,626         2,330
---------------------------------------------------------------------------------------------------------
Expenses, excluding interest                              1,648       1,595       1,878         1,749
---------------------------------------------------------------------------------------------------------
Income from continuing operations before income taxes       360         131         748           581
Provision for income taxes                                  150          57         297           208
---------------------------------------------------------------------------------------------------------
Income from continuing operations                        $  210     $    74      $  451        $  373
=========================================================================================================
Net income                                               $  179     $    74      $  445        $  354
=========================================================================================================

                       SALOMON SMITH BARNEY HOLDINGS INC.

                     For Fiscal Year Ended December 31, 1996


         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                              RESULTS OF OPERATIONS

THE MERGER
On November 28, 1997, a newly formed wholly-owned subsidiary of Travelers Group Inc. was merged into Salomon Inc ("Salomon"). Pursuant to the merger agreement, Salomon common stockholders received 1.695 shares of Travelers Group Inc. common stock for each share of Salomon common stock after giving effect to the three-for-two stock split declared by the Board of Directors of Travelers Group Inc. and paid on November 19, 1997; each share of preferred stock of Salomon was exchanged for a share of a substantially identical series of preferred stock of Travelers Group Inc.; and Salomon became a wholly-owned subsidiary of Travelers Group Inc. Following this merger, Salomon and Smith Barney Holdings Inc. ("Smith Barney") were merged (the "Merger") to form Salomon Smith Barney Holdings Inc. (collectively, with its subsidiaries the "Company"). The transaction is a tax free exchange. The supplemental consolidated financial statements give retroactive effect to the Merger in a transaction accounted for in a manner similar to a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if Salomon and Smith Barney had always been combined. Certain reclassifications have been made to conform the accounting policies of Salomon and Smith Barney.

As a result of the Merger, the Company expects to record an after-tax restructuring charge of between $400 million and $500 million primarily for severance and costs related to excess or unused office space and other facilities.

RESULTS OF OPERATIONS

The Company's income from continuing operations, which excludes results related to Basis Petroleum, Inc. ("Basis Petroleum" or "Basis") was $1,865 million for the year ended December 31, 1996, an increase of 68% from $1,108 million for the year ended December 31, 1995. The Company's results also reflect losses from discontinued operations, including a $290 after-tax loss in 1996 related to the sale of Basis Petroleum. As discussed in the Discontinued Operations section which follows, Basis Petroleum is reflected as a discontinued operation in this report. The Company's $22 million net loss from continuing operations in 1994 included pretax charges of $303 million ($189 million after-tax) to correct general ledger balances and a $102 million income tax benefit that resulted from the reversal of reserves established in prior years to cover potential tax liabilities.

Revenues, net of interest expense increased $2 billion in 1996 over 1995 levels. The Company's 1996 results reflect improvements in most of the Company's businesses, including fixed income, investment banking, asset management and retail sales. These improvements were partially offset by a decrease in revenues from equities.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

Commission revenues increased 10% in 1996 to $2.6 billion, from $2.4 billion in 1995 and $2.2 billion in 1994. The 1996 increase reflects growth in sales of listed and over-the-counter ("OTC") securities, as well as increased insurance and annuity sales. The 1995 increase reflects growth in listed and OTC securities and option activity, offset by declines in futures, mutual funds and insurance activity.

Global investment banking revenues increased 52% in 1996 to $2.0 billion from $1.3 billion in 1995 and $1.2 billion in 1994. The 1996 increase in revenues was attributable to significant improvements in equity and debt underwriting, combined with a higher level of advisory fees.

Principal transaction revenues from fixed income for the year increased 128% to $2.0 billion in 1996 from $900 million in 1995, reflecting strong performances in customer sales and trading, favorable market conditions, and excellent results in proprietary trading. Fixed income revenues in 1994 were $132 million, reflecting the impact of a lower volume of customer activity and trading losses in certain products.

Principal transaction revenues from equities decreased 42% in 1996 to $576 million from $995 million in 1995. Equity revenues were $357 million in 1994. The decline in 1996 primarily reflects losses associated with long-term proprietary equity strategies. Results for 1995 reflect strong performances in both customer sales and trading and proprietary trading, while 1994 results reflect modest losses from proprietary trading coupled with a lower level of revenues from customer sales and trading.

Principal transaction revenues from physical commodities were $393 million in 1996, compared with $238 million in 1995 and $191 million in 1994.

The Company's 1994 principal transaction revenues include a pre-tax accounting charge of $303 million to correct general ledger balances, of which $194 million is related to Salomon's London-based companies, and $109 million arose from the completion of a detailed review of Salomon's general ledger balances related to interest rate swaps.

Asset management and administration fees rose to $1.4 billion in 1996, up 28% from $1.1 billion in 1995 and $1.0 billion in 1994. The increase is due to growth in assets under management, as well as bringing in-house all of the administrative functions for Smith Barney proprietary mutual funds and money funds in the third quarter of 1995. Internally managed assets were $131.5 billion at December 31, 1996, compared with $109.7 billion at December 31, 1995 and $89.1 billion at year-end 1994. Total fee-based assets under management were $175.6 billion, $145.0 billion and $115.8 billion at December 31, 1996, 1995 and 1994, respectively.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

Total fee-based assets under management were composed of the following:

    -----------------------------------------------------------------------
    Dollars in billions
    At December 31,                               1996      1995     1994
    -----------------------------------------------------------------------
    Money market funds                            $ 41.7    $ 35.9   $ 28.9
    Mutual funds                                    42.2      37.2     33.2
    Managed accounts                                39.7      30.9     23.1
    Financial Consultant managed accounts            7.9       5.7      3.9
    -----------------------------------------------------------------------
    Total internally managed accounts              131.5     109.7     89.1
    Consulting Group externally managed assets      44.1      35.3     26.7
    -----------------------------------------------------------------------
    Total fee-based assets under management       $175.6    $145.0   $115.8
    =======================================================================

Net interest and dividends decreased 10% in 1996 to $1.5 billion from $1.6 billion in 1995. The decrease is primarily due to a decrease in average net inventory balances partially offset by increased margin lending to clients. In 1994, net interest and dividends were $1.4 billion. The increase in 1995 was primarily due to an increase in average net inventory balances, partially offset by increased financing costs.

Gain on sale of subsidiaries and affiliates in 1996 includes a pre-tax gain of $48 million related to the sale of the Company's indirect wholly-owned subsidiary The Mortgage Corporation Limited, which originated and serviced residential mortgages in the United Kingdom.

The increase in noninterest expenses in 1996 primarily reflects an increase in production-related compensation and employee benefits expense, reflecting the Company's increased revenues. The Company's compensation and benefits expenses as a percentage of revenues, net of interest expense was 52% in 1996, compared with 56% in 1995 and 71% in 1994. The Company's ratio of non-compensation expenses to revenues, net of interest expense was 20% in 1996, 23% in 1995 and 32% in 1994. The Company continues to maintain its focus on controlling fixed expenses.

DISCONTINUED OPERATIONS

In March 1997, Salomon's Board of Directors approved a non-binding letter of intent to sell all of the outstanding stock of Basis Petroleum, the Company's oil refining and marketing business to Valero Energy Corporation and a plan of disposition for Basis. Consequently, the Company recorded an after-tax loss of $290 million in the fourth quarter of 1996. For a description of the terms of the sale see Note 4 to the supplemental consolidated financial statements.

In 1996, Basis and Howell Corporation contributed their respective crude oil gathering, marketing and transportation activities to form Genesis Energy, L.P. ("Genesis"). The Company's investment in Genesis was not transferred to Valero.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

Basis Petroleum had after-tax operating losses of $75 million and $56 million in 1996 and 1995, respectively. In 1994 Basis had after-tax income of $11 million. Basis' 1996 results included an after-tax gain of $37 million ($60 million pretax) related to a Genesis public offering and an after-tax gain of $14 million ($23 million pretax) related to the reduction of its minimum physical inventories needed to support its refining operations. In addition, 1996 results include an after-tax charge of $13 million ($22 million pretax) related to the shutdown of Basis' chemical processing facility in Houston.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

                             DERIVATIVE INSTRUMENTS

Derivatives are an integral element of the world's financial and commodity markets. Globalization of economic activity has brought more market participants in contact with foreign exchange and interest rate risk at a time when market volatility has increased. The Company has developed many techniques using derivatives which enhance the efficiency of capital and trading risk management.

DERIVATIVE INSTRUMENTS - OVERVIEW

Derivative instruments are contractual commitments or payment exchange agreements between counterparties that "derive" their value from some underlying asset, index, interest rate or exchange rate. The markets for these instruments have grown tremendously over the past decade. A vast increase in the types of derivative users and their motivations in using these products has resulted in an expansion of geographic coverage, transaction volume and liquidity, and the number of underlying products and instruments.

Derivatives have been used quite successfully by multinational corporations to hedge foreign currency exposure, by financial institutions to manage gaps in maturities between assets and liabilities, by investment companies to reduce transaction costs and take positions in foreign markets without assuming currency risk, and by non-financial companies to fix the prices of inputs into the manufacturing process or prices of the products they sell. Derivatives are also used by investors when, considering such factors as taxes, regulations, capital, and liquidity, they provide the most efficient means of taking a desired market position. These are just a few of the business objectives for which derivatives are used. The list of objectives is large and continues to grow.

Derivatives are accounted for and settled differently than cash instruments and their use requires special management oversight. Such oversight should ensure that management understands the transactions to which they commit their firms and that the transactions are executed in accordance with sensible corporate risk policies and procedures. Publications such as the Basle Committee on Banking Supervision's July 1994 report, Risk Management Guidelines for Derivatives; the International Organization of Securities Commissions' July 1994 report, Operational and Financial Risk Management Control Implications for Over-The-Counter Derivatives Activities of Regulated Securities Firms; or the Group of Thirty ("G-30") July 1993 report, Derivatives: Practices and Principles, each provide an excellent framework for developing strong management policies and procedures.

In 1994, Salomon adopted the G-30 report as its model for control of its OTC derivatives activities. Subsequently, Salomon began working with five other U.S. securities firms, forming the Derivatives Policy Group ("DPG"), to develop the "Framework for Voluntary Oversight" of OTC derivatives activities of unregulated affiliates of U.S. Securities and Exchange

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

Commission ("SEC") registered broker dealers. In March of 1995, the DPG agreed with the SEC to implement the framework. The framework encompasses management controls, enhanced reporting, evaluation of risk in relation to capital and counterparty relations.

Salomon's adoption of the DPG framework resulted in modifications and/or enhancements to existing control procedures, including the establishment by Salomon's Board of Directors of an OTC Derivatives Activity and Transaction Oversight Committee ("Authorizing Body"), a Board-reviewed firmwide market risk limit, a quarterly SEC and Commodities Futures Trading Commission ("CFTC") reporting package, annual reviews of internal risk management control objectives and reviews by Salomon's external auditors (provided to the SEC and CFTC) of inventory pricing and modeling procedures.

The Authorizing Body, which consists of senior risk managers and senior control managers from Salomon's businesses, has established guidelines which include Salomon's framework for independent market risk measurement and monitoring; the scope of permitted activity for Salomon's OTC derivative activities both as dealer and end user; and the establishment of requirements for the periodic review of risks related to the credit, funding, legal and processing aspects of its derivatives activities.

The reports provided to the SEC and CFTC by Salomon and other DPG participants provide insight into the OTC derivative activities conducted by unregulated affiliates of U.S. broker dealers. Information provided by Salomon on such reports includes:

         - firmwide current credit exposure to its top 20 current net exposure counterparties,

         - firmwide current exposures by counterparty credit rating,

         - potential exposures by counterparty credit rating,

         - net revenues derived from OTC derivative activities in unregulated entities, and

         - OTC derivatives business revenue sensitivity to certain market movements.

Derivatives activities, like the Company's other ongoing business activities, give rise to market, credit, and operational risks. Market risk represents the risk of loss from adverse market price movements. While market risk relating to derivatives is clearly an important consideration for intermediaries such as the Company, such risk represents only a component of overall market risk, which arises from activities in non-derivative instruments as well. Consequently, the scope of the Company's market risk management procedures extends beyond derivatives to include all financial instruments and commodities. Credit risk is the loss that the Company would incur if counterparties failed to perform pursuant to their contractual obligations. While credit risk is not a principal consideration with respect to exchange-traded instruments, it is a major factor with respect to non-exchange-traded OTC instruments. Whenever possible, the Company uses industry master netting agreements to reduce aggregate credit exposure. Swap and foreign exchange agreements are documented utilizing counterparty master netting agreements supplemented by trade confirmations. Over the past several years, the Company has enhanced the funding and risk management of its derivatives activities through the increased use of bilateral security agreements. The Company, in particular, has been an industry leader in promoting the use of this risk reduction technique. Based on notional

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

amounts, at December 31, 1996 and 1995, respectively, approximately 80% and 72% of the Company's swap portfolio was subject to the bilateral exchange of collateral. This initiative, combined with the success of Salomon Swapco Inc, the Company's triple-A rated derivatives subsidiary, has greatly strengthened the liquidity profile of the Company's derivative trading activities. See "Risk Management" for discussions of the Company's management of market, credit, and operational risks.

NATURE AND TERMS OF DERIVATIVE INSTRUMENTS
The Company and its subsidiaries enter into various bilateral financial contracts involving future settlement, which are based upon a predetermined principal or par value (referred to as the "notional" amount). Such instruments include swaps, swap options, caps and floors, futures contracts, forward purchase and sale agreements, option contracts and warrants. Transactions are conducted either through organized exchanges or OTC. For a discussion of the nature and terms of these instruments see Note 17 to the supplemental consolidated financial statements.

THE COMPANY'S USE OF DERIVATIVE INSTRUMENTS
The Company's use of derivatives can be broadly classified between trading and non-trading activities. The vast majority of the Company's derivatives use is in its trading activities, which include market-making activities for customers and the execution of proprietary trading strategies. The Company's derivative counterparties consist primarily of other major derivative dealers, financial institutions, insurance companies, pension funds and investment companies, and other corporations. The scope of permitted derivatives activities both for trading and non-trading purposes for each of the Company's businesses is defined by the Authorizing Body.

TRADING ACTIVITIES
A fundamental activity of the Company is to provide market liquidity to its customers across a broad range of financial instruments, including derivatives. The Company also seeks to generate returns by executing proprietary trading strategies which are generally longer term in nature. By their very nature, proprietary trading activities represent the assumption of risk. However, trading positions are constructed in a manner that seeks to define and limit risk taking only to those risks that the Company intends to assume. The most significant derivatives-related activity conducted by the Company is in fixed-income derivatives, which includes interest rate swaps, financial futures, swap options, and caps and floors. Other derivative transactions, such as currency swaps, forwards and options as well as derivatives linked to equities, are also regularly executed by the Company. The Company generally earns a spread from market-making transactions involving derivatives, as it generally does from its market-making activities for non-derivative transactions. The Company also utilizes derivatives to manage the market risk inherent in the securities inventories and derivative portfolios it maintains for market-making purposes as well as its "book" of swap agreements and related transactions with customers. The Company conducts its commodities dealer activities in organized futures exchanges as well as in OTC forward markets. The Company executes transactions involving commodities options, forwards and swaps, much in the same manner as it does in the financial markets.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS

NON-TRADING ACTIVITIES
The Company also makes significant use of financial derivatives for non-trading, or end user, purposes. Such activities are significant, though not nearly as extensive as its use of derivatives for trading purposes. As an end user, these instruments provide the Company with added flexibility in the management of its capital and funding costs. Interest rate swaps are utilized to effectively convert the majority of the Company's fixed-rate term debt, its preferred stock, a portion of its short-term borrowings and its guaranteed preferred beneficial interests in Company subordinated debt securities ("TRUPS") to variable-rate obligations. Cross-currency swaps and forward currency contracts are utilized to effectively convert a portion of its non-U.S. dollar denominated term debt to U.S. dollar denominated obligations and to minimize the variability in equity and book value per share otherwise attributable to exchange rate movements.

NOTIONAL AMOUNTS
Notional amounts of derivatives are the underlying principal amounts used to calculate contractual cash flows to be exchanged between derivatives counterparties. The notional amounts presented in this report are only a rough indicator of the volume of derivative instrument activity and are not indicative of the level of market or credit risk assumed by the Company through their use.

ACCOUNTING FOR DERIVATIVES
The way in which the Company accounts for and reports derivative instruments in its financial statements depends on both the type and purpose of the derivative instruments. Derivative instruments used for trading purposes, including those used to hedge trading positions, are marked to market value or, when market prices are not readily available, fair value is determined on a comparable basis, for example, by using matrix or model pricing. Changes in market price or fair value are recognized currently in earnings in "Principal transactions." The market or fair value of derivatives used for trading purposes is included in "Contractual commitments" within either assets or liabilities, as appropriate, in the supplemental consolidated statements of financial condition. Derivative receivables and payables are netted by counterparty when a legal right of offset exists under a legally enforceable master netting agreement. Derivative receivables and payables are netted across products and against cash collateral if such provisions are included in the master netting and cash collateral agreements. The determination of market or fair value involves various factors, including the potential impact on market prices of liquidating positions over a reasonable time period, and counterparty credit quality. When marking derivative positions to market, higher risk counterparties warrant a higher risk premium, or yield to the Company, which equates to a lower price. Credit-related adjustments are applied in determining the carrying amount of the Company's derivatives portfolio. These adjustments consider, among other things, concentrations of exposure, netting agreements, and expected defaults. In specific situations in which individual counterparties experience financial difficulties that compromise their ability to meet their contractual obligations to the Company, reserves are established to cover such exposure. As part of its mark-to-market policy, the Company provides for the future operational costs of maintaining long-term derivatives.

Interest rate swaps, including cross-currency swaps, which are used to convert the Company's fixed rate term debt, preferred stock, short-term borrowings and TRUPS obligations to variable rate obligations, are not marked to market. Instead, the net

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



inflows or outflows are recorded as adjustments to interest expense or dividends, as appropriate. Adjustments to dividends are recorded on an after-tax basis. Non-U.S. dollar denominated debt issued by Salomon Smith Barney Holdings Inc. (Parent Company) is translated to U.S. dollars at exchange rates prevailing at the end of each reporting period. Except for debt specifically identified as a hedge of an investment in a subsidiary with a functional currency other than the U.S. dollar, the translation impact is included in income. The Company mitigates this exposure by entering into forward currency purchase and swap agreements. The impact of marking such agreements to prevailing exchange rates is also included in income. The Company also enters into forward currency sales contracts to hedge investments in subsidiaries with functional currencies other than the U.S. dollar. The impact of marking such contracts to prevailing exchange rates is included in "Cumulative translation adjustments" as is the impact of translating the investments being hedged.



ADDITIONAL DERIVATIVES-RELATED DISCLOSURES CONTAINED IN THE SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

       -  Note   2 - Summary of Significant Accounting Policies
       -  Note   3 - Principal Transaction Revenues
       -  Note   8 - Term Debt
       -  Note  17 - Financial Instruments, Commodities and Contractual
                     Commitments and Related Risks
       -  Note  18 - Fair Value Information

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



                        CAPITAL AND LIQUIDITY MANAGEMENT


Capital is an expensive resource. To maximize the return on equity, it is essential that the Company deploy its capital in an efficient manner. Liquidity management is integral to capital management and is especially critical for a financial institution such as the Company. Access to funding must be assured under all market conditions. The confidence of creditors and counterparties in the Company's ability to perform pursuant to its contractual obligations is important to the Company's continued success.

LIQUIDITY AND CAPITAL RESOURCES

The Company's total assets were $246 billion at December 31, 1996, up from $229 billion at year-end 1995. Due to the nature of the Company's trading activities, including its matched book activities, it is not uncommon for the Company's asset levels to fluctuate from period to period. The Company's balance sheet is highly liquid, with the vast majority of its assets consisting of marketable securities and collateralized short-term financing agreements arising from securities transactions. The highly liquid nature of these assets provides the Company with flexibility in financing and managing its business. The Company monitors and evaluates the adequacy of its capital and borrowing base on a daily basis in order to allow for flexibility in its funding, to maintain liquidity, and to ensure that its capital base supports the regulatory capital requirements of its subsidiaries.

The Company funds its operations through the use of secured and unsecured short-term borrowings, long-term borrowings, TRUPS, and its common and preferred equity. Secured short-term financing, including repurchase agreements and secured loans, is the Company's principal funding source. Such borrowings totaled $105.1 billion at December 31, 1996. Unsecured short-term borrowings provide the Company with a source of short-term liquidity and are also utilized as an alternative to secured financing when they represent a cheaper funding source. Sources of short-term unsecured borrowings include commercial paper, unsecured bank borrowings and letters of credit, deposit liabilities, promissory notes and corporate loans. Short-term unsecured borrowing totaled $7.7 billion at December 31, 1996.

Smith Barney and Phibro have committed uncollateralized revolving lines of credit totaling $1.5 billion and $500 million, respectively. In addition, Salomon Brothers Inc has a $2.1 billion committed secured standby bank credit facility for financing securities positions which enables it to borrow on a secured basis using a variety of financial instruments as collateral and Salomon Brothers International Limited has a committed securities repurchase facility in the amount of $1.0 billion. At December 31, 1996 there were no outstanding borrowings under these facilities. The Company also has substantial borrowing arrangements consisting of facilities that the Company has been advised are available, but where no contractual lending obligation exists. These arrangements are reviewed on an ongoing basis to ensure flexibility in meeting the Company's short-term requirements.

Unsecured term debt is a significant component of the Company's long-term capital. Term debt totaled $15.7 billion at December 31, 1996, compared with $14.9 billion at December 31, 1995. The Company utilizes interest rate swaps to

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

convert the majority of its fixed rate term debt used to fund inventory-related working capital requirements into variable rate obligations. Term debt issuances denominated in currencies other than the U.S. dollar which are not used to finance assets in the same currency are effectively converted to U.S. dollar obligations through the use of cross-currency swaps and forward currency contracts. The average remaining maturity of the Company's term debt was 3.6 years at December 31, 1996 and 3.4 years at December 31, 1995. See Note 8 to the supplemental consolidated financial statements for additional information regarding term debt and an analysis of the impact of interest rate swaps on term debt.

In July 1996, the Company issued $345 million of TRUPS which pay interest at an annual rate of 9-1/2%. The Company has entered into an interest rate swap agreement to effectively convert the expected future fixed rate payments on the TRUPS to variable rate obligations. For a detailed description of these securities see Note 10 to the supplemental consolidated financial statements.

The Company's borrowing relationships are with a broad range of banks, financial institutions and other firms from which it draws funds. The volume of the Company's borrowings generally fluctuates in response to changes in the level of the Company's financial instruments, commodities and contractual commitments, customer balances, the amount of reverse repurchase transactions outstanding and securities borrowed transactions. As the Company's activities increase, borrowings generally increase to fund the additional activities. Availability of financing to the Company can vary depending upon market conditions, credit ratings, and the overall availability of credit to the securities industry. The Company seeks to expand and diversify its funding mix as well as its creditor sources. Concentration levels for these sources, particularly for short-term lenders, are closely monitored both in terms of single investor limits and daily maturities.

The Company monitors liquidity by tracking asset levels, collateral and funding availability to maintain flexibility to meet its financial commitments. As a policy, the Company attempts to maintain sufficient capital and funding sources in order to have the capacity to finance itself on a fully collateralized basis in the event that the Company's access to unsecured financing was impaired. The Company's liquidity management process includes a contingency funding plan designed to ensure adequate liquidity even if access to unsecured funding sources is severely restricted or unavailable. This plan is reviewed periodically to keep the funding options current and in line with market conditions. The management of this plan includes an analysis which is utilized to determine the Company's ability to withstand varying levels of stress, which could impact its liquidation horizons and required margins. In addition, the Company monitors its leverage and capital ratios on a daily basis. The ratio of total assets less securities purchased under agreement to resell to equity (including redeemable preferred stock and TRUPS) at December 31, 1996 and 1995 was 20.7x and 23.5x, respectively.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



                                 RISK MANAGEMENT


Effective management of the risks inherent in the Company's businesses is critical. The following section discusses the risks inherent in the Company's businesses, procedures in place to manage such risks, and initiatives underway to continue to enhance the Company's management of risk.


MARKET RISK

Market risk represents the potential loss the Company may incur as a result of absolute and relative price movements in financial instruments, commodities and contractual commitments, price volatility, changes in yield curves, currency fluctuations and changes in market liquidity. The Company utilizes a mark-to-market accounting policy for a substantial majority of items recorded on the balance sheet as well as off-balance-sheet derivatives. When market prices are not readily available, fair value is determined on a comparable basis, for example, by using matrix or model pricing. Prices are adjusted, where appropriate, to address factors such as the market liquidity of the instrument, aging or holding period of the instrument, and credit quality of the counterparty. The market liquidity component considers the size of positions relative to the market and would generally result in a markdown of a position as its relative size is increased. The Company considers this to be an integral component of mark-to-market accounting. The Company manages market risk across both on- and off-balance sheet products. This, together with the Company's mark-to-market accounting policy, means that separate discussion of market risk for individual products, including derivatives, is not meaningful. The distinguishing risks relative to derivatives are credit risk and funding (liquidity) risk, which is roughly equivalent to the risk of margin calls. Each type of risk can be increased or decreased by market movements. See "Risk Management - Credit Risk - Credit Exposure from Derivative Activities".

Within the Company's trading businesses, sound management of market risk has always been a critical consideration. The sections that follow discuss organizational elements of market risk management, as well as specific risk management tools and techniques. The Company has sought to institutionalize these elements across all its businesses. Efforts to further strengthen the Company's management of market risk are ongoing and the enhancement of risk management systems and reporting, including the development and utilization of quantitative tools, is of major importance. Nevertheless, the basis for strong risk management is the expertise and judgment of the Company's trading professionals and senior management, and open lines of communication.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS



THE COMPANY'S RISK MANAGEMENT CONTROL FRAMEWORK

The Company's risk management control framework is based upon the ongoing participation of senior management, business unit managers and the coordinated efforts of various support units throughout the firm.

The Company's risk management capabilities meet or exceed the risk management requirements of major regulatory and reporting bodies such as the Securities and Exchange Commission, Commodities Futures and Trading Commission, and the Derivatives Policy Group's Framework for Voluntary Oversight of OTC Derivatives Activity; Office of the Comptroller of the Currency; the Federal Reserve Bank; the Securities and Futures Authority and the Group of Thirty. These requirements include the establishment of appropriate market and credit risk controls, policies and procedures; appropriate senior management risk oversight with thorough risk analysis and reporting; and independent risk management with capabilities to evaluate and monitor risk limits.

INVENTORY CONTROL AND VALUATION

With regard to the Company's inventory (financial instruments, commodities and contractual commitments), the Co-Chairmen and Co-Chief Executive Officers determine the appropriate risk profile of the Company with assistance from the Risk Management Committee. This committee is comprised of senior business managers, the Chief Financial Officer and the Chief Risk Officer and reviews and recommends appropriate levels of risk, reviews risk capital allocations, balance sheet and regulatory capital usage by business units and recommends overall risk policies and controls. Prior to the Merger, this committee was comprised of the Vice Chairman of Salomon Brothers, Salomon's Global Risk Manager, the Chairman and CEO of Salomon, the Chairman and CEO of Salomon Brothers and the heads of the major risk-taking business units. Lastly, an independent Global Risk Management Group provides technical and quantitative analysis of the market risk associated with inventory to the Co-Chairmen and Co-Chief Executive Officers and members of the Risk Management Committee on a frequent basis.

Inventory is necessary for an active market maker, but can be a major source of liquidity risk. Monitoring the Company's inventory levels and composition and oversight for inventory pricing is the responsibility of the Global Risk Management Group and various support units, which monitor inventory on a position by position level, and employs specific risk models to track inventory exposure in credit markets, emerging markets and the mortgage market. The Company also provides for liquidity risk by imposing markdowns as the age of the inventory increases. Inventory event risk, both for issuer credit and emerging markets, is analyzed with the involvement of senior traders, economists and credit department personnel. Market scenarios for the major emerging markets are maintained and updated to reflect the event risk for the emerging market inventory. In addition, the Company, as a dealer of securities in the global capital markets, has risk to issuers of fixed income securities for the timely payment of principal and interest. Principal risk is reviewed by the Global Risk Management Group, which identifies and reports major risks undertaken by the trading businesses. The Credit Department

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

(the "Department") combines principal risk positions with credit risks resulting from market and delivery risk to review aggregate exposures by counterparty, industry and country.


RISK LIMITS

The Company's trading businesses have implemented desk and business unit limits on exposure to risk factors. These limits, which are intended to enforce the discipline of communicating and gaining approval for higher risk positions, are periodically reviewed by the Global Risk Management Group. Individual desks may not exceed risk limits without the approval of the business unit head. Business units may not exceed risk limits without the approval of the appropriate members of the Global Risk Management Group.

THEORETICAL REVENUE RECONCILIATION

The trading units of the Company, the Global Risk Management Group and various support units perform periodic revenue reconciliations, comparing actual revenues with the revenue outcome that would have been expected based on risk factor exposures. A discrepancy between the expected revenue impact for a given market event and the actual revenues may indicate an unexplained dimension of market risk. Comparing the two thus provides a fundamental check that risk management is capturing all the material market risk factors and that the sources of trading risk and trading revenue are consistent with the realized revenue.

TOOLS FOR RISK MANAGEMENT AND REPORTING

The Company's global risk measurement begins with the identification of relevant market risk factors. These core risk factors vary from market to market, and region to region. For example, in fixed income markets, risk factors include interest rates, yield curve slopes, credit spreads, and interest rate volatility. In equity markets, risk factors include equity index exposure, equity volatility and equity index spreads. In the foreign exchange market, risk factors are exchange rates and exchange rate volatility. In the commodities markets, risk factors include price levels, spreads and the volatility of prices. The Company identifies other factors specific to trading strategies as well as risk factors significant to the Company as a whole, such as aggregate credit spread exposure, that may not be significant for individual desks. Overall, more than one hundred risk factors are employed. Risk factors are used in three types of analysis: stress analysis, value-at-risk analysis and scenario analysis.

STRESS ANALYSIS The Company performs stress analysis by repricing inventory positions for specified upward and downward moves in risk factors, and computing the revenue implications of these repricings. Stress analysis is a useful tool for identifying exposures that appear to be relatively small in the current environment but grow more than proportionately with changes in risk factors. Such risk is typical of a number of derivative instruments, including options sold, many mortgage derivatives and a number of structured products. Stress analysis provides for the measurement of the potential impact of extremely large moves in risk factors, which, though infrequent, can be expected to occur from time to time.


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  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


VALUE-AT-RISK ANALYSIS. Under value-at-risk analysis, revenue implications are computed for individual simulations, each based on a random outcome for the individual risk factors. Value-at-risk is a summary statistic constructed by performing thousands of simulations from which a probability distribution of revenues is derived. It is of limited value for internal risk management in that it does not give any indication of which individual exposures are problematic or which of the many risk factor simulations are particularly worrisome. However, it does provide a concise and simple measure of risk.

SCENARIO ANALYSIS. Scenario analysis is a tool that generates forward-looking "what-if" simulations for specified changes in market factors. For example, a scenario analysis could simulate the impact of a dramatic tightening by the Federal Reserve Board. The revenue implications of the specified scenario are quantified not only for the Company as a whole, but on a business unit basis and on a geographic basis. The risk management system keeps track of many scenarios developed by both members of the Group and the Company's economists and strategists.


CREDIT RISK

Credit risk represents the loss the Company could incur if an issuer or counterparty is unable or unwilling to perform on its commitments, including the timely payment of principal and interest or settlement of swap and foreign exchange transactions, repurchase agreements, securities purchases and sales, and other contractual obligations. The Company's credit risk management process considers the many factors that influence the probability of a potential loss, including, but not limited to, the issuer's or counterparty's financial profile, its business prospects and reputation, the specific terms and duration of the transactions, the exposure of the transactions to market risk, macroeconomic developments and sovereign risk.

ORIGIN OF CREDIT RISK

In the normal course of its operations, the Company and its subsidiaries enter into various transactions which give rise to credit risk. Credit risk is generally attributable to one or more of the following risks: market, delivery and default of principal. Market and delivery risks create credit risk with respect to transactions with counterparties. Default of principal risk is the risk of nonpayment of the principal and interest of a security.

The components of market risk such as absolute and relative price movements, price volatility, changes in yield curves, currency fluctuations, and changes in market liquidity, result in credit risk when a counterparty's obligation to the Company exceeds the obligation of the Company to the counterparty. Delivery risk arises from the requirement, in certain circumstances, to release cash or securities before receiving payment. For both market and delivery risk, the Department sets credit limits or requires specific approvals which anticipate the potential exposure of transactions.

CREDIT RISK MANAGEMENT AT SALOMON SMITH BARNEY HOLDINGS INC.

The Chief Credit Officer, who is independent of any revenue-generating function, manages the Department, whose professionals assess, approve, monitor, and coordinate the extension of credit on a global basis. In considering such risk, the Department evaluates the risk/return trade-offs as well as current and potential credit exposures to a counterparty or to groups

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  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

of counterparties that are related because of industry, geographic, or economic characteristics. The Department also has established various credit policies and control procedures used singularly or in combination, depending upon the circumstances, including:

    - establishment of internal guidelines monitored by the Chief Credit Officer for maximum potential credit exposure to each counterparty or each issuer and to each country;

    - initial credit approval, whereby the approval of a designated member of the Department is required before execution of a transaction that does not meet defined parameters; credit limits, against which monitoring of transactions is performed on a daily basis;

    - specific clauses in legal agreements for collateral requirements, cross-default, right of set-off, guarantees, event risk covenants and two-way mark to market, among others;

    - establishment of collateral standards for financing activities and secured derivatives;

    - quarterly analysis of potential exposure for DPG reporting to the SEC and CFTC, see "Derivative Instruments - Overview;"

    - periodic scenario analysis of subsets of the credit portfolio to evaluate sensitivity to market variables;

    - periodic assessment of sovereign risk through analysis of economic and political developments; and

    - periodic review of aged and large inventory positions with the Global Risk Management Group and various support units.


                                                                             58
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  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


CREDIT RISK MANAGEMENT OF COMMODITIES-RELATED TRANSACTIONS

Phibro's credit department determines the credit limits for counterparties in its commodities-related activities. Exposure reports, which contain detailed information about cash flows with customers, goods in transit and forward mark-to-market positions, are reviewed daily.

CREDIT EXPOSURE FROM DERIVATIVES ACTIVITIES

The following table summarizes the Company's credit exposure, net of cash and securities collateral for swap agreements, swap options, caps and floors and foreign exchange contracts and options at December 31, 1996. These numbers do not present potential credit exposure that may result from factors that influence market risk or from the passage of time. Severe changes in market factors may cause credit exposure to increase suddenly and dramatically. Swap agreements, swap options, caps and floors include transactions with both short- and long-term periods of commitment.

                                                                                Transactions
                                                                           with over 3  years to
      Dollars in billions                          All transactions               maturity             1996 average
---------------------------------------------------------------------------------------------------------------------
Swaps, swap options, caps and floors:
  Risk classes 1 and 2                                 $  1.1                   $   .8                   $  1.0
  Risk class 3                                            1.2                       .6                      1.0
  Risk classes 4 and 5                                     .7                       .3                       .8
  Risk classes 6, 7 and 8                                 --                        .1                       .1
---------------------------------------------------------------------------------------------------------------------
                                                       $  3.0                   $  1.8                   $  2.9
---------------------------------------------------------------------------------------------------------------------
Foreign exchange contracts and options:
   Risk classes 1 and 2                                $   .8                     --                     $   .6
   Risk class 3                                            .3                     --                         .3
   Risk classes 4 and 5                                    .1                     --                         .1
---------------------------------------------------------------------------------------------------------------------
                                                       $  1.2                     --                     $  1.0
---------------------------------------------------------------------------------------------------------------------

To monitor credit risk, the Company utilizes a series of eight internal designations of counterparty credit quality. These designations are analogous to external credit ratings whereby risk classes one through three are high quality investment grades. Risk classes four and five include counterparties ranging from the lowest investment grade to the highest non-investment grade. Risk classes six, seven and eight represent higher risk counterparties.

With respect to sovereign risk related to derivatives, credit exposure at December 31, 1996 was primarily to counterparties in the U.S. ($1.7 billion), Germany ($.5 billion), Japan ($.4 billion), Great Britain ($.3 billion), Italy ($.2 billion) and Switzerland ($.2 billion).

OPERATIONAL RISK

As a major intermediary in financial and commodities markets, the Company is directly exposed to market risk and credit risk, which arise in the normal course of its business activities. Slightly less direct, but of critical importance, are risks pertaining to operational and back office support. This is particularly the case in a rapidly changing and increasingly global environment with increasing transaction volumes and an expansion in the number and complexity of products in the marketplace. Such risks include:




                                                                             59
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   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

      Operational/Settlement Risk - the risk of financial and opportunity loss and legal liability attributable to operational problems, such as inaccurate pricing of transactions, untimely trade execution, clearance and/or settlement, or the inability to process large volumes of transactions. The Company is subject to increased risks with respect to its trading activities in emerging markets securities, where clearance, settlement, and custodial risks are often greater than in more established markets.

      Technological Risk - the risk of loss attributable to technological limitations or hardware failure that constrain the Company's ability to gather, process, and communicate information efficiently and securely, without interruption, with customers, among units within the Company, and in the markets where the Company participates. In addition, the Company must enhance its systems to process dates starting with the year 2000 and to address the technological implications that will result from regulatory and market changes, such as Europe's Economic and Monetary Union.

      Legal/Documentation Risk - the risk of loss attributable to deficiencies in the documentation of transactions (such as trade confirmations) and customer relationships (such as master netting agreements) or errors that result in noncompliance with applicable legal and regulatory requirements.

      Financial Control Risk - the risk of loss attributable to limitations in financial systems and controls; strong financial systems and controls ensure that assets are safeguarded, that transactions are executed in accordance with management's authorization, and that financial information utilized by management and communicated to external parties, including the Company's stockholder, creditors, and regulators, is free of material errors.

As the above risks are largely interrelated, so are the Company's actions to mitigate and manage them. The Company's Chief Administrative Officer is responsible for, among other things, oversight of global operations and technology. An essential element in mitigating the risks noted above is the optimization of information technology and the ability to manage and implement change. To be an effective competitor in an information-driven business of a global nature requires the development of global systems and databases that ensure increased and more timely access to reliable data.


ENVIRONMENTAL RISK

The Company is subject to environmental risk from two primary sources: discontinued commodities processing and oil refining operations, and existing energy-related transportation activities.

The Company is subject to uncertain remedial liability as a result of commodities-related industrial operations, which were discontinued in or prior to 1984. Such liability arises under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), which provides that potentially responsible parties



                                                                             60
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  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS


("PRPs"), including waste generators and past and present site owners and operators, may be held jointly and severally liable for the entire cost of site clean-up. The Company may also be subject to liability under state or other U.S. environmental laws.

The process of remediating hazardous waste sites under CERCLA is normally lengthy and involves a series of events including initial site identification, environmental site studies and evaluations, issuance of the "Preliminary Identification of Remedial Alternatives," completion of the "Remedial Investigation and Feasibility Study," selection of an appropriate site remedy and its related cost estimate known as the "Record of Decision," performance of site remediation and post-remediation site monitoring. Factors that influence the cost and time of completion include the remediation method selected; the number of financially solvent PRPs responsible for payment; whether PRPs were owners, operators or generators; determination of cost allocation among PRPs, and the ongoing development of more efficient and effective remediation technologies. The process may take ten years or more from site identification to completion and may be further complicated by protracted legal proceedings involving numerous PRPs.

The ultimate share of remediation costs that will be borne by the Company and its subsidiaries cannot be predicted with accuracy. Although certain exposures may be covered by insurance contracts or indemnification agreements from other parties, the Company has incurred and will continue to incur costs related to remediation at certain sites already identified. Further, it is possible that the Company will be named as a PRP at additional sites. Management believes, based upon currently known facts and established reserves, that the ultimate disposition of these matters will not have a material adverse effect on the Company's financial condition.

Phibro has potential environmental exposure in connection with activities in which cargoes of products are transported and stored. Phibro mitigates this exposure through insurance coverage and consideration of ports of delivery and storage terminals.




                                                                             61